Exhibit 6.3

AMENDED AND RESTATED PARTNERSHIP AGREEMENT

OF

CAROLINA COMPLETE HEALTH HOLDING COMPANY PARTNERSHIP

[CLOSING DATE]

i

ARTICLE V MANAGEMENT OF THE COMPANY; SUBSIDIARY GOVERNANCE	21

Section 5.1 Management Committee.	21
Section 5.2 Composition of the Management Committee.	21
Section 5.3 Compensation.	22
Section 5.4 Procedural Matters Regarding the Management Committee.	22
Section 5.5 Committees.	23
Section 5.6 Officers.	24
Section 5.7 Voting Arrangements.	25
Section 5.8 Liability of Managers.	26
Section 5.9 Subsidiary Governance.	26

ARTICLE VI CAPITAL CONTRIBUTIONS	28

Section 6.1 Initial Capital Contributions.	28
Section 6.2 Reserve Contributions.	29
Section 6.3 Additional Capital Contributions.	29
Section 6.4 Cushion Loan.	30
Section 6.5 Failure to Make Contributions.	30
Section 6.6 Contribution Make-Up.	32
Section 6.7 Return of Capital Contributions.	32

ARTICLE VII TRANSFER OF PARTNERSHIP UNITS	31

Section 7.1 General Restrictions on Transfer.	31
Section 7.2 Conditions to Transfer.	32
Section 7.3 Tag-Along Rights.	34
Section 7.4 Drag-Along Rights.	37
Section 7.5 Put Rights of Network Sub.	39
Section 7.6 Fair Market Value.	41

ARTICLE VIII DISTRIBUTIONS	41

Section 8.1 Distributions.	41
Section 8.2 Limitations on Distributions.	41

ARTICLE IX DUTIES; EXCULPATION AND INDEMNIFICATION	43

Section 9.1 Duties of Managers.	43
Section 9.2 Exculpation.	43
Section 9.3 Indemnification.	43
Section 9.4 Extension of Indemnity.	45
Section 9.5 Primacy of Indemnification.	46
Section 9.6 Insurance.	46
Section 9.7 Contribution.	46

EXHIBITS

Exhibit A*	Partner Schedule	Exhibit C+	Network Sub Loan Agreement
Exhibit B*	Nominating Committee Charter	Exhibit D*	Joinder Agreement

* Not filed herewith pursuant to Item 17 of Form 1-A. The issuer will supplementally furnish a copy of this exhibit to the Securities and Exchange Commission upon request.

+ Filed separately as an exhibit to the issuer’s Form 1-A filed with the Securities and Exchange Commission.

AMENDED AND RESTATED PARTNERSHIP AGREEMENT
OF
CAROLINA COMPLETE HEALTH HOLDING COMPANY PARTNERSHIP

(a Delaware General Partnership)

THIS AMENDED AND RESTATED PARTNERSHIP AGREEMENT (this “Agreement”) is made and entered into effective as of this [____] day of [____], 201[_] (the “Effective Date”) by and among, CAROLINA COMPLETE HEALTH HOLDING COMPANY PARTNERSHIP, a Delaware general partnership (the “Company”), CAROLINA COMPLETE HEALTH NETWORK, INC., a Delaware corporation (“Network Sub”), CENTENE HEALTH PLAN HOLDINGS, INC., a Delaware corporation (“Centene Sub” and, together with Network Sub, the “Initial Partners”), CENTENE CORPORATION, a Delaware corporation (“Centene”) (solely for purposes of Section 11.13), and each other Person who, after the date hereof, lawfully acquires Partnership Units and, through the execution of a Joinder Agreement, becomes a party to this Agreement (such Persons, together with the Initial Partners, collectively, the “Partners”). Each of the Partners and the Company may be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Company was formed under the laws of the State of Delaware by the filing of the certificate of partnership existence under Section 15-303 of the Act with the Secretary of State of the State of Delaware on August 29, 2017;

WHEREAS, the Partners are the holders of all of the issued and outstanding Partnership Units and each such Partner owns, as of the Effective Date, the number of Partnership Units set forth opposite such Partner’s name on Exhibit A to this Agreement;

WHEREAS, in order to facilitate the continuous, harmonious and effective management of the affairs, policies and operations of the Company, the Partners desire to amend and restate that certain Partnership Agreement of the Company, dated August 25, 2017 (the “Original Agreement”), in its entirety as set forth herein for the purposes of, and on the terms and conditions set forth in, this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the promises and mutual representations, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partners hereby agree as follows.

AGREEMENT

ARTICLE I
DEFINITIONS; CONSTRUCTION

Section 1.1            Definitions. Capitalized terms used and not otherwise defined herein, shall have the meaning ascribed to such terms as set forth below:

“Act” means the Delaware Revised Uniform Partnership Act, Title 6 of the Delaware Code, Sections Section 15-101, et seq. (as the same may be amended from time to time).

“Affiliate” shall mean, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Asset FMV” shall mean, with respect to any asset as of any date, the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction, as determined in good faith by the Management Committee based on such factors as the Management Committee, in the exercise of its reasonable business judgment, considers relevant.

“Bankruptcy” shall mean, with respect to a Partner, the occurrence of any of the following: (a) the filing of an application by such Partner for, or a consent to, the appointment of a trustee of such Partner’s assets; (b) the filing by such Partner of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Partner’s inability to pay its debts as they come due; (c) the making by such Partner of a general assignment for the benefit of such Partner’s creditors; (d) the filing by such Partner of an answer admitting the material allegations of, or such Partner’s consenting to, or defaulting in answering a bankruptcy petition filed against such Partner in any bankruptcy proceeding; or (e) the expiration of sixty (60) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Partner a bankrupt or appointing a trustee of such Partner’s assets.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in the city of Raleigh, North Carolina, are authorized or obligated by Law or executive order to close.

“Capital Contribution” means, for any Partner, the total amount of cash and cash equivalents and the Asset FMV of any property contributed to the Company by such Partner.

“Centene Change of Control” shall mean, with respect to Centene, the occurrence of any one or more of the following events:

(a)        the acquisition (other than from Centene) by any Person or “group,” within the meaning of Section 13(d)(3) and 14(d)(2) of the Exchange Act (excluding, for this purpose, Centene and its Affiliates, or any employee benefit plan of Centene or its Affiliates which acquires beneficial ownership of voting securities of Centene), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of Centene’s then outstanding voting securities entitled to vote generally in the election of directors;

(b)        the consummation of (i) a reorganization, merger or consolidation, in each case, with respect to which Persons who were the stockholders of Centene immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, (ii) the liquidation or dissolution of Centene, or (iii) the sale of all or substantially all of the assets of Centene; or

(c)        during any period of twelve (12) consecutive calendar months, individuals who were directors of Centene on the first day of such period (together with any new directors whose election by the board of directors of Centene or whose nomination for election by the stockholders of Centene was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, provided, however, that any such approval is not in connection with or resulting from a contested proxy contest or campaign not initiated by the board of directors of Centene) cease for any reason to constitute a majority of the board of directors of Centene.

“Class A Partners” shall mean the holders of the Class A Units.

“Class B Partners” shall mean the holders of the Class B Units.

“CMC Management Agreement” shall mean that certain Management Agreement, dated as of even date herewith, by and between Centene Management Company, LLC and PlanCo.

“Confidential Information” shall mean, with respect to the Company and its Affiliates, all non-public, confidential or proprietary information, whether disclosed orally or disclosed or accessed in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential,” including, without limitation: (i) all information concerning past, present and future business affairs, finances, customer and supplier information, products, services, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales and other commercial strategies; (ii) unpatented inventions, ideas, methods and discoveries, trade secrets, know-how, unpublished patent applications and other confidential intellectual property; (iii) any other information that would reasonably be considered non-public, confidential or proprietary; and (iv) all notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations and other materials that contain, are based on, or otherwise reflect or are derived from, in whole or in part, any of the foregoing.

“Controlling Partner” shall mean any Partner owning more than fifty percent (50%) of all issued and outstanding Common Units.

“DGCL” shall mean the General Corporation Law of the State of Delaware, Title 8, Chapter 1, §§ 8-101, et seq, and any successor statute, as it may be amended from time to time.

“Discounted Value” shall mean, with respect to any Partner’s Partnership Units, fifty percent (50%) of the fair value of the economic interest represented by such Partnership Units, as determined in accordance with Section 15-701(b) of the Act.

“Encumbrance” shall mean any lien, claim, charge, mortgage, pledge, security interest, option, preferential arrangement, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever

“Entity” shall mean any general partnership, limited partnership, limited liability partnership, corporation, limited liability company, joint venture, trust, business trust, estate, cooperative or other association or business entity.

“Equity Interests” shall mean, with respect to any Entity, all forms of equity interests in such Entity or any successor of such Entity (however designated, whether voting or non-voting), all investment interests convertible into or exchangeable or exercisable for such equity interests, and all warrants, options or other rights to purchase or acquire from such Entity or any successor of such Entity, such equity interests, or investment interests convertible into or exchangeable or exercisable for such equity interests, including, with respect to the Company, the Partnership Units.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fairness Opinion” shall mean the opinion of an independent investment bank of recognized national standing or independent financial advisory services firm of recognized national standing, selected by the Financial Matters Committee in its sole discretion, provided, however, that any investment bank or financial advisor which has been engaged by Centene, Network Sub or any of their respective Affiliates in the last three (3) years shall not be considered independent.

“Financial Matters Committee” shall mean the financial matters committee of PlanCo as established by the Governing Documents of PlanCo.

“Fundamental Breach” shall have the meaning set forth in the Network Sub Services Agreement and the CMC Management Agreement.

“Fundamental Breach Termination Notice” shall have the meaning set forth in the CMC Management Agreement and the Network Sub Services Agreement.

“Governing Documents” shall mean, as applicable, an Entity’s articles of incorporation, certificate of incorporation, certificate of designations, bylaws, certificate of formation, operating agreement, partnership certificate, partnership agreement, stockholders’ agreement, committee charters or equivalent organizational or constituent documents.

“Governmental Authority” shall mean any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indebtedness” shall mean, with respect to any Person, all liabilities of such Person (a) for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (b) for any indebtedness evidenced by notes, debentures, bonds or other similar instruments; (c) with respect to any deferred purchase price of any asset or services; (d) to reimburse any obligor on any letter of credit or similar credit transaction securing obligations of any Person; (e) to pay rent or other amounts under any lease of real or personal property, which obligations are to be classified and accounted for as capital leases in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; (f) constituting a guarantee of any liabilities or obligations of any other Persons; or (g) secured by an Encumbrance on any of such Person’s assets.

“Initial Public Offering” shall mean the consummation of an initial Underwritten Offering of Equity Interests pursuant to an effective registration statement filed by the Company with the Securities and Exchange Commission under the applicable Securities Laws.

“Investor” shall have the meaning set forth in the Joint Venture Agreement.

“Joint Venture Agreement” shall mean that certain Amended and Restated Joint Venture Agreement by and among Centene, Centene Sub, Network Sub and North Carolina Medical Society, dated August 25, 2017.

“Law” shall mean any applicable statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Loan Documents” shall mean the Start-Up Loan Agreement, the Network Sub Loan Agreement and all other agreements, instruments, certificates and/or documents of any kind evidencing any Network Sub Debt.

“Losses” shall mean any losses, damages, liabilities, deficiencies, amounts paid in settlement, judgments, penalties or fines of any kind.

“Make-Up Payment” shall mean either the Excess Make-Up Payment or the Two Year Make-Up Payment, as the context requires.

“Mandatory Put Triggering Event” shall mean (i) the termination of the CMC Management Agreement pursuant to the occurrence of a Fundamental Breach; or (ii) the termination of the Network Sub Services Agreement pursuant to the occurrence of a Fundamental Breach.

“NC Health Plan” shall mean the health care plan operated by PlanCo in the State of North Carolina.

“NCDHB Contract” shall have the meaning set forth in the Joint Venture Agreement.

“Network Credit” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Network Credit Reduction” shall mean, as of the date of the Put Initiation Event, an amount equal to the Network Credit minus (a) the amount of the Network Credit, multiplied by (b) a fraction (expressed as a percentage) with (i) a numerator equal to the number of full calendar months that have elapsed since the Effective Date, and (ii) a denominator equal to the number of full calendar months during the initial term of the NCDHB Contract, excluding any renewals or extensions thereof; provided, however, that if, as of the date of determination of the Network Credit Reduction, Centene Sub has not made the Remaining Centene Contribution in full, then the amount of the Network Credit Reduction shall be reduced by an amount equal to the amount of the Network Credit Reduction less (A) the amount of the Network Credit Reduction, multiplied by (B) a fraction (expressed as a percentage) with (1) a numerator equal to the amount of the Remaining Centene Contribution that has not been made, and (2) a denominator equal to the total amount of the Remaining Centene Contribution.

“Network Sub Debt” shall mean any and all obligations of Network Sub and/or any of its Affiliates with respect to indebtedness for borrowed money (whether for principal, interest, fees or otherwise) from Centene Sub and/or any of its Affiliates, whether under the Loan Documents or otherwise.

“Network Sub Services Agreement” shall mean that certain Network License and Management Services Agreement, dated as of even date herewith, by and between PlanCo and Network Sub.

“Network Sub Services Agreement Receivables” shall mean the accounts receivable payable to Network Sub pursuant to the Network Sub Services Agreement.

“Optional Put Triggering Event” shall mean the occurrence of a Centene Change of Control.

“Partnership Interest” means the entire ownership interest of a Partner in the Company, including, without limitation, such Partner’s right (based on the type and class of Partnership Units held by such Partner), as applicable, (a) to vote on, consent to or otherwise participate in any decision of the Partners as provided in this Agreement; and (b) to any and all other benefits to which such Partner may be entitled as provided in this Agreement or the Act.

“Partnership Liability” shall mean the debts, obligations and other liabilities of the Partnership which the Partners may be jointly and severally liable for in accordance with Section 15-306(a) of the Act.

“Partnership Unit” means a unit representing a fractional part of the Partnership Interests of the Partners and shall include all types and classes of Partnership Units, including the Preferred Units and the Common Units; provided, that any type or class of Partnership Unit shall have the privileges, preference, duties, liabilities, obligations and rights set forth in this Agreement and the Partnership Interests represented by such type or class or series of Partnership Unit shall be determined in accordance with such privileges, preference, duties, liabilities, obligations and rights.

“Percentage Interest” shall mean, with respect to any Partner as of a given date, the quotient obtained when dividing the number of Common Units owned by such Partner by the total number of issued and outstanding Common Units as of such date.

“Permit” shall mean all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” shall mean any individual or Entity.

“PlanCo” shall mean Carolina Complete Health, Inc., a North Carolina corporation.

“PlanCo Preferred Stock” shall mean PlanCo’s undesignated Preferred Stock, $0.01 par value per share.

“Preferred Obligations” shall mean all outstanding liabilities and/or payment obligations of the Company in respect of any Preferred Units issued in accordance with the provisions of this Agreement.

“Provider Shares” shall have the meaning set forth in the Joint Venture Agreement.

“Qualified Appraiser” shall mean a nationally recognized third party appraiser that (a) is experienced in the appraisal of managed Medicaid health plans and other businesses engaged in providing programs and services to government-sponsored health care programs; (b) has been engaged in the appraisal or business valuation and consulting business for no fewer than five (5) years; and (c) is not an Affiliate of the Company or any Partner.

“Representative” shall mean, with respect to any Person, such Person’s Affiliates and any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person or such Person’s Affiliates.

“Securities Laws” shall mean the Securities Act of 1933, as amended, the Exchange Act, all rules and regulations promulgated under the foregoing and the applicable securities (“blue sky”) laws of the states of the United States of America.

“Start-Up Loan Agreement” shall mean that certain Second Amended and Restated Start-Up Loan and Security Agreement dated August 25, 2017, by and between Centene and Network Sub.

“Subscribing FQHC” shall have the meaning set forth in the Joint Venture Agreement.

“Subsidiary” shall mean with respect to any Person, (a) any corporation or company more than fifty percent (50%) of whose voting or capital stock is, as of the time in question, directly or indirectly owned by such Person, and (b) any partnership, joint venture, association or other Entity in which such Person, directly or indirectly, owns more than fifty percent (50%) of the equity or economic interest thereof or has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such Entity.

“Supermajority Approval” shall mean approval by at least seven (7) members of the Management Committee, at least one of whom must be a Class A Manager.

“Tag-Along Portion” shall mean (a) with respect to each Tagging Partner, a number of Common Units determined by multiplying (i) the number of Tag-Along Units, by (ii) a fraction, the numerator of which is the number of Common Units held by the Tagging Partner and the denominator of which is the aggregate number of Common Units held by all Partners; and (b) with respect to the Transferring Partner, a number of Common Units equal to (i) the number of Tag-Along Units, less (ii) the aggregate number of Common Units proposed to be sold by the Tagging Partners pursuant to the exercise of their Tag-Along Rights in accordance with Section 5.3.

“Tax” shall mean a tax or taxes of any kind or nature, or however denominated, including any liability for federal, state, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, net worth or gross receipts, sales, use, transfer, registration, business and occupation, value added, excise, severance, natural resources, environmental, stamp, premium, windfall profit, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, estimated, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect to the foregoing, including any transferee, contractual or secondary liability for a tax of any other Person and any liability assumed by agreement or arising as a result of being or ceasing to be a member of any affiliated group, or being included or required to be included in any Tax Return relating thereto

“Tax Return” shall mean, with respect to any Tax, any information return for such Tax, and any return, report, statement, declaration, claim for refund or document filed or required to be filed under the Law for such Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Purchaser” shall mean any Person or group of Persons, none of whom is, immediately prior to the subject transaction, a Partner, an Affiliate of a Partner or an Affiliate of the Company.

“Three (3)-Month USD LIBOR” shall mean, as of any date of determination, the London interbank offered rate for deposits in U.S. dollars having an index maturity of three (3) months as that rate is published on such date in The Wall Street Journal (National Edition) or such other commercially available source providing quotations of LIBOR as may be designated by the Partners in writing from time to time.

“Transaction Documents” shall mean this Agreement, the Joint Venture Agreement and each other ancillary agreement, exhibit, schedule, document or certificate executed, delivered or required to be delivered in connection with this Agreement and the Joint Venture Agreement.

“Transfer” shall mean any transfer, gift, bequest, sale, assignment, pledge, hypothecation or other disposition of any Partnership Units, whether directly or indirectly (including by merger or sale of equity in any direct or indirect holding company, whose assets consist of Partnership Units), irrespective of whether any of the foregoing are effected voluntarily, involuntarily, by operation of Law, pursuant to judicial process or otherwise, or whether inter vivos or upon death. When used as a verb, “Transfer” and “Transferred” shall have the correlative meaning. In addition, “Transferor” and “Transferee” shall have the correlative meaning.

“Underwritten Offering” shall mean a sale of Equity Interests by the Company to an underwriter for reoffering to the public.

Section 1.2            Cross-Reference Table. The following terms shall have the meanings provided for such terms in the Sections set forth below:

Term	Section
Additional Contribution	6.3
Additional Contribution Amount	6.3
Additional Contribution Notice	6.3
Additional Contributions	6.3
Agreement	Introduction
CPR	11.8(b)
CPR Mediation Procedure	11.8(b)
Candidate Slate	5.9(c)
Centene	Introduction
Centene Director	5.9(b)
Centene Sub	Introduction
Certificate	2.1
Class A Manager	5.2(a)
Class A Units	3.2(a)
Class B Manager	5.2(a)
Class B Units	3.2(b)
Common Units	3.2(b)
Community Leader Director	5.9(b)
Company	Introduction
Company Party	9.2
Contribution Deficiency	6.5(a)
Contribution Make-Up	6.6(a)
Contribution Period	6.1(b)
Cushion Loan	6.4
Cushion Loan Cap	6.4
Cushion Loan Notice	6.4(b)
Date of Formation	2.1
Defaulting Partner	9.7(b)
Deficiency Amount	6.5(a)
Designated Appraiser	7.6(b)
Designated Appraisers	7.6(b)
Dilutive Issuance	6.6(a)
Dilutive Units	6.5(a)
Director Criteria	5.9(d)
Dispute	11.8(a)
Dissociation Proceeds	10.1(b)

Term	Section
Dissociation Reduction	10.1(b)
Distribution Date	10.4(d)
Drag-Along Buyer	7.4(a)
Drag-Along Closing	7.4(a)
Drag-Along Notice	7.4(b)
Drag-Along Premium	7.4(a)
Drag-Along Reduction	7.4(f)
Drag-Along Right	7.4(a)
Drag-Along Sale	7.4(a)
Drag-Along Units	7.4(b)
Dragged Partners	7.4(a)
Dragging Partner	7.4(a)
Effective Date	Introduction
Event of Dissolution	10.2
Excess Make-Up Payment	6.6(b)
Expenses	9.3(b)
Extraordinary Contribution	6.5(b)
Extraordinary Contribution Amount	6.5(b)
Extraordinary Contribution Notice	6.5(b)
Extraordinary Contributions	6.5(b)
FMV Appraisals	7.6(c)
FMV Appraisers	7.6(c)
Fair Market Value	7.6(a)
Final Appraisal	7.6(c)
Final Appraiser	7.6(c)
Indemnity Arrangements	9.5
Individual Partner Liability	9.7(c)
Initial Appraisals	7.6(b)
Initial Contribution	6.1(a)
Initial Contributions	6.1(a)
Initial Make-Up Period	6.6(a)
Initial Notice	11.8(a)
Initial Partners	Introduction
JV Contribution Agreement	6.1(a)
Joinder Agreement	7.2(a)
Liquidation Proceeds	10.4(c)
Liquidation Reduction	10.4(d)
Liquidator	10.4(a)
Management Committee	5.1
Manager	5.1
Maximum Dilution	6.5(a)
Mediation Request	11.8(b)
Misconduct	9.2(b)
Negotiation Period	7.6(b)
Network Sub	Introduction
Network Sub Liquidation Proceeds	10.4(d)

Term	Section
Network Sub Loan Agreement	6.2(b)
Network Sub Proceeds	7.4(f)
Nominating Committee	5.5(b)
Nominating Committee Charter	5.5(b)
Officers	5.6(a)
Optional Put Right	7.5(a)
Original Agreement	Recitals
Other Partners	9.7(c)
Parties	Introduction
Partner Schedule	3.1
Partners	Introduction
Partnership Loss	9.7(a)
Partnership Loss Contribution	9.7(a)
Party	Introduction
Per Unit Value	7.5(g)
Permitted Transfer	7.1(b)
Permitted Transferee	7.1(b)
Persons	4.2(c)
Physician Director	5.9(b)
PlanCo Board	5.9(b)
PlanCo Director	5.9(b)
Preferred Contribution	6.5(c)
Preferred Debt	6.5(c)
Preferred Units	3.3
President	5.6(b)
Proposed Transferee	7.3(a)
Put Closing	7.5(c)
Put Closing Proceeds	7.5(d)
Put Exercise Notice	7.5(a)
Put Exercise Period	7.5(a)
Put Initiation Event	7.5(c)
Put Purchase Price	7.5(f)
Put Reduction	7.5(d)
Put Trigger Notice	7.5(a)
Put Units	7.5(a)
Remaining Centene Contribution	6.1(b)
Remaining Contribution Notice	6.1(c)
Requested Cushion Funds	6.4(b)
Reserve Contribution	6.2(a)
Reserve Contribution Amount	6.2(a)
Reserve Contribution Notice	6.2(a)
Reserve Contributions	6.2(a)
Reserve Funding Loan	6.2(b)
Reserve Funding Loan Cap	6.2(b)
Responsible Partner	9.7(c)
Responsible Party	9.5

Term	Section
Secretary	5.6(c)
Subsidiary Subscription Agreement	6.1(a)
Tag-Along Closing	7.3(f)
Tag-Along Exercise Notice	7.3(b)
Tag-Along Notice	7.3(b)
Tag-Along Parties	7.3(c)
Tag-Along Party	7.3(c)
Tag-Along Period	7.3(b)
Tag-Along Proceeds	7.3(f)
Tag-Along Reduction	7.3(f)
Tag-Along Right	7.3(a)
Tag-Along Sale	7.3(a)
Tag-Along Units	7.3(b)
Tagging Partner	7.3(b)
Total Centene Contribution	6.1(b)
Transferring Partner	7.3(a)
Treasurer	5.6(d)
Two Year Make-Up Payment	6.6(a)
Unit Certificates	3.5

Section 1.3            Rules of Construction.

(a)        All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)        When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(c)        All references to currency herein shall be to, and all payments required hereunder shall be paid in, United States Dollars unless a different currency is specifically stated.

(d)        Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(e)        The Parties acknowledge that each Party and its attorney has reviewed this Agreement and agree that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(f)        The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

ARTICLE II
FORMATION OF THE COMPANY; SCOPE OF AGREEMENT

Section 2.1            Formation and Name. The Company filed a certificate of partnership existence (the “Certificate”) under Section 15-303 of the Act with the Secretary of State of the State of Delaware on August 29, 2017 (the “Date of Formation”). As set forth on the Certificate, the name of the Company is Carolina Complete Health Holding Company Partnership, provided that, so long as the Company complies with all applicable Laws relating to the use of fictitious and assumed names, the business of the Company may be conducted under such other names as the Management Committee may from time to time designate.

Section 2.2           Registered Office and Registered Agent. The registered office of the Company shall be located at 1209 North Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, or such other office as the Management Committee may designate from time to time. The Company may have other offices at such places, both within and without of the State of Delaware, as the Management Committee may from time to time determine or the business of the Company may require. The registered agent for service of process on the Company in the State of Delaware shall be The Corporation Trust Company or such other Person as the Management Committee may designate from time to time.

Section 2.3          Purposes. The purpose of the Company is to engage in any lawful act or activity for which partnerships may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

Section 2.4           Foreign Qualifications. Prior to the Company conducting business in any jurisdiction other than Delaware, the Company will comply with all requirements under applicable Law necessary to qualify the Company as a foreign general partnership, and, if necessary, keep the Company in good standing, in that jurisdiction.

Section 2.5           Fiscal Year. The fiscal year of the Company shall be fixed, and shall be subject to change, by the Management Committee. Unless otherwise fixed by the Management Committee, the fiscal year of the Company shall be the calendar year.

Section 2.6           Term. The term of the Company commenced as of the Date of Formation, and the Company, as herein constituted, shall continue in full force and effect until dissolved in accordance with the provisions of this Agreement.

Section 2.7           Tax Status. The Company has, as of the Date of Formation, filed IRS Form 8832 pursuant to which it has elected, in accordance with Treasury Regulation Section 301.7701-3, to be treated as an association taxable as a corporation for Tax purposes. The Company and the Partners shall file all Tax Returns and shall otherwise take all Tax and financial reporting positions in a manner consistent with such treatment and the Partners agree that the Company will not, without obtaining the advance written consent of all Partners, change, modify, amend or otherwise alter such treatment.

Section 2.8           Scope of Agreement. The Partnership Units of the Partners in the Company, and the rights and obligations of the Partners with respect thereto and the Company, are subject to all of the provisions of this Agreement and, subject to Section 15-103(a) of the Act, to the extent not inconsistent with this Partnership Agreement, the provisions of the Act. Accordingly, all Partnership Units now owned or hereafter acquired by any Partner are, and shall be, subject, at all times, to the terms and conditions set forth in this Agreement.

ARTICLE III
PARTNERSHIP UNITS

Section 3.1            Partnership Units. The Partnership Interests of the Partners shall be represented by issued and outstanding Partnership Units, which, subject to Section 5.7(e), may be divided into one or more types, classes or series. Each type, class or series of Partnership Units shall have the privileges, preference, duties, liabilities, obligations and rights, including voting rights, if any, set forth in this Agreement with respect to such type, class or series. Exhibit A (the “Partner Schedule”) attached hereto sets forth a complete list of (a) the names of the Partners of the Company; (b) each Partner’s respective Percentage Interest; (c) the number of Partnership Units each Partner currently owns and has subscribed for; and (d) the Capital Contributions made with respect to all such Partnership Units. Upon the admission of any new Partner, the Management Committee is hereby authorized and directed to amend the Partner Schedule to reflect any changes in the information set forth therein.

Section 3.2            Authorization and Issuance of Class A and Class B Partnership Units. Subject to compliance with the terms and conditions of this Agreement, the Company is hereby authorized to issue (a) up to four hundred (400) Partnership Units designated as Class A Partnership Units (the “Class A Units”); and (b) up to three thousand six hundred (3,600) Partnership Units designated as Class B Partnership Units (the “Class B Units” and together with the Class A Units, the “Common Units”). Except as otherwise expressly provided in this Agreement, (i) each Common Unit shall have the same powers, preferences and rights and shall otherwise be identical in all respects; (ii) each holder of Common Units shall be entitled to vote at all meetings of the Partners and shall have one vote for each Common Unit held by such Partner; and (iii) the Common Units shall vote as a single class with respect to all matters submitted to a vote of the Partners of the Company.

Section 3.3            Authorization and Issuance of Preferred Units. Subject to compliance with the terms and conditions of this Agreement, the Company is hereby authorized to issue up to two thousand (2,000) Partnership Units designated as Preferred Partnership Units (the “Preferred Units”). The Preferred Units may be issued from time to time in one or more series, with such distinctive designation or title and in such number of units as may be fixed by resolution of the Management Committee without further action by the Partners. Subject to the authority of the Financial Matters Committee as set forth in Section 6.5(d), the Management Committee is expressly granted authority to prescribe, by resolution or resolutions adopted before the issuance of any particular series of Preferred Units, the relative rights and preferences of each series, and the limitations applicable thereto, including but not limited to the following: (a) the voting powers of each such series; (b) the rate, terms and conditions on which distributions shall be made, whether such distributions will be cumulative, and what preference such distributions shall have in relation to the distributions on other series or classes of Partnership Units; (c) the rights, terms and conditions, if any, for conversion of such series of Preferred Units into other series or classes of Partnership Units; (d) any right of the Company to redeem the Preferred Units, and the price, time and conditions of such redemption; and (e) the rights of holders of such series of Preferred Units in relation to the rights of other series and classes of Partnership Units upon the liquidation, dissolution or distribution of the assets of the Company. Unless the Management Committee provides otherwise in a resolution establishing a series of Preferred Units, upon repurchase by the Company, redemption or conversion, the Preferred Units shall revert to authorized but unissued Preferred Units and may be reissued as any series of Preferred Units. Notwithstanding anything contained herein to the contrary, in the event the Company shall issue any Preferred Units in accordance with the provisions of this Agreement, this Agreement shall, concurrently therewith, be amended so as to account for the issuance of the Preferred Units and to incorporate the terms applicable thereto as approved by the Management Committee in accordance with this Section 3.3 or the Financial Matters Committee in accordance with Section 6.5(d).

Section 3.4            Binding on Transferees. All Transferees of any Partnership Units Transferred in accordance with the terms and conditions of this Agreement shall take such Partnership Units subject to all provisions, conditions and covenants set forth in this Agreement; provided, however, that no Transfer shall be completed, effective and/or recognized by the Company or any other Partner for any purposes unless the conditions set forth in Section 7.2 of this Agreement have been satisfied. Upon the satisfaction of such conditions, any Transfer that is otherwise permitted in accordance with the terms and conditions of this Agreement shall be deemed valid and effective and the Transferee shall be considered a Partner hereunder for all purposes

Section 3.5            Partnership Units Legend. The Company, as authorized by the Management Committee, may issue certificates to the Partners representing the Common Units and/or any Preferred Units held by each such Partner (the “Unit Certificates”), and, if issued, any such Unit Certificates shall be endorsed with a legend substantially in the form of the following:

“THE PARTNERSHIP UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AMENDED AND RESTATED PARTNERSHIP AGREEMENT DATED AS OF [_____], 201[__]. A COPY OF SUCH AGREEMENT IS ON FILE WITH AND MAY BE EXAMINED IN THE OFFICE OF THE COMPANY. THE AGREEMENT PROVIDES, AMONG OTHER THINGS, FOR CERTAIN RESTRICTIONS ON TRANSFER AND OBLIGATIONS TO SELL THE PARTNERSHIP UNITS EVIDENCED BY THIS CERTIFICATE FOR A DESIGNATED PURCHASE PRICE UPON CERTAIN EVENTS. BY ACCEPTING THE PARTNERSHIP UNITS EVIDENCED BY THIS CERTIFICATE, THE HOLDER AGREES TO BE BOUND BY SUCH AGREEMENT.”

ARTICLE IV
PARTNERS

Section 4.1            No Management by the Partners. Except as expressly set forth herein, the Partners shall take no part in the management, control or operation of the Company and all such authority shall rest with the Management Committee as set forth in Article V of this Agreement. Unless authorized to do so by this Agreement or by the Management Committee, no Partner, acting solely in his, her or its capacity as a Partner, shall act as an agent of the Company or have any authority to act for or bind the Company except to the extent otherwise provided in this Agreement, including but not limited to taking any action that may bind the Company in any way or assign, transfer, pledge, compromise, or release any claim of the Company, or arbitrate or consent to the arbitration of any disputes or controversies involving the Company, or use the name, credit, or property of the Company for any purpose.

Section 4.2            Meetings of the Partners.

(a)        Meetings. The annual meeting of the Partners for the election of Managers and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined by the Management Committee and stated in the notice of meeting. Special meetings of Partners for any purpose shall be called pursuant to a resolution approved by the Management Committee and may not be called by any other Person. The only business which may be conducted at a special meeting shall be the matter or matters set forth in the notice of such meeting.

(b)        Notice of Meetings. Written notice stating the place, date and time of each annual or special meeting of the Partners, and, in the case of a special meeting of the Partners, describing the purposes for which the meeting is called, shall be delivered not fewer than ten (10) days and not more than thirty (30) days before the date of the meeting to each Partner. The Management Committee may designate any place, either within or without the State of Delaware, as the place of meeting for any annual or special meeting of the Partners. Attendance of a Partner at any meeting shall constitute a waiver of notice of such meeting, except where a Partner attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c)        Participation. To the extent authorized by the Management Committee, any Partners may participate in a meeting of the Partners by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)        Quorum. At each meeting of the Partners, holders of a majority of the Common Units entitled to vote at such meeting, present in person or represented by proxy, shall constitute a quorum. Subject to Section 4.3(c), no action at any meeting may be taken by the Partners unless a quorum is present. If, however, such quorum shall not be present or represented at any meeting of the Partners, the Partners entitled to vote thereat, present in person or represented by proxy, shall have the power, by the affirmative vote of a majority in voting power thereof, to adjourn the meeting (for a period not to exceed twenty (20) days) until a quorum shall be present or represented. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

(e)        Conduct of the Meetings. The Management Committee may adopt by resolution such rules and regulations for the conduct of meetings of the Partners as it shall deem appropriate. At every meeting of the Partners, the President of the Company, or in his or her absence or inability to act, such other Person as the Management Committee shall appoint, shall act as chairman of, and preside at, the meeting. The Secretary or, in his or her absence or inability to act, the Person whom the chairman of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof. Except to the extent inconsistent with such rules and regulations as adopted by the Management Committee, the chairman of any meeting of the Partners shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting.

Section 4.3            Voting; Proxies; Action by Written Consent.

(a)        Voting. The vote at any election or upon any question at any meeting of the Partners need not be by written ballot; provided, however, that the Management Committee, in its discretion, may require that any votes cast at such meeting shall be cast by written ballot. A Common Unit shall entitle a Partner to one (1) vote per Common Unit held. Except for the provisions regarding the election of Managers set forth in Section 5.2 of this Agreement, or as otherwise expressly set forth in this Agreement, any matter brought before any meeting of the Partners shall be decided by the affirmative vote of the majority of the Class A Units and Class B Units, voting together as a single class, present in person or represented by proxy at the meeting and entitled to vote on the matter.

(b)        Proxy. Each Partner entitled to vote at a meeting of the Partners or to express consent to action in writing without a meeting may authorize another Person to act for such Partner by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A Partner may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Management Committee a revocation of the proxy or a new proxy bearing a later date.

(c)        Action by Written Consent. Any action that is required to or otherwise may be taken at any annual or special meeting of the Partners, may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, is (i) signed by the holders of outstanding Common Units having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Common Units entitled to vote thereon were present and voted; and (ii) delivered to the Company in accordance with Section 11.1 of this Agreement. Copies of any written consents in lieu of a meeting received by the Company shall be promptly disseminated to all Partners.

Section 4.4            Relationship of the Partners. The relationship of the Partners shall be limited solely to the purpose and scope of the Company as expressed in this Partnership Agreement. This Partnership Agreement shall not constitute the appointment of any Partner as the legal representative or agent of any other Partner, and no Partner shall have any right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of any other Partner.

Section 4.5            Information Rights of the Partners.

(a)          In addition to, and without limiting any rights that a Partner may have with respect to inspection of the books and records of the Company and its Subsidiaries under applicable Law, the Company shall furnish to each Partner the following information:

(i)            as soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of the Company for the first three (3) fiscal quarters of a fiscal year, an unaudited balance sheet for the Company and its Subsidiaries (including, without limitation, PlanCo) as of the end of such fiscal quarter and the portion of the fiscal year then ended, and unaudited statements of income, cash flows and changes in equity for such fiscal quarter and the portion of the fiscal year then ended of the Company and its Subsidiaries, all in reasonable detail and prepared in accordance with the basis of accounting required by the North Carolina Department of Insurance, and such additional accounting methods, practices, principles, estimates, policies and procedures consistently applied by the Company and its Subsidiaries;

(ii)           as soon as available, and in any event within one hundred and eighty (180) days after the end of the Company’s fiscal year, an unaudited balance sheet of the Company and its Subsidiaries (excluding PlanCo) as of the end of each such fiscal year, and unaudited statements of income, cash flows and changes in equity for such fiscal year of the Company and its Subsidiaries (excluding PlanCo), all in reasonable detail and prepared in accordance with the accounting methods, practices, principles, estimates, policies and procedures consistently applied by the Company and its Subsidiaries (excluding PlanCo);

(iii)          as soon as available, and in any event within one hundred and eighty (180) days after the end of each fiscal year, an audited balance sheet of PlanCo as of the end of each such fiscal year, and audited consolidated statements of income, cash flows and stockholders’ equity for such fiscal year of PlanCo, (A) all in reasonable detail and prepared in accordance with the basis of accounting required by the North Carolina Department of Insurance, and such additional accounting methods, practices, principles, estimates, policies and procedures consistently applied by PlanCo; and (B) accompanied by a report of PlanCo’s independent certified public accountants of recognized national standing as selected by the Financial Matters Committee of PlanCo; and

(iv)          to the extent the Company and its Subsidiaries (including, without limitation, PlanCo) are required by applicable Law or pursuant to the terms of any outstanding Indebtedness to prepare such reports, any annual reports, quarterly reports and other periodic reports actually prepared by the Company as soon as available.

(b)         The Company shall, and shall cause its Subsidiaries, and each of their respective officers, directors and employees to, afford the officers, employees, auditors and other Representatives of each Initial Partner, during normal business hours and upon reasonable notice, access at all reasonable times to its officers, employees, auditors, properties, offices and other facilities and to all books and records on a non-disruptive basis. In addition, as and when requested, the Company shall provide each Initial Partner with such other information with respect to the business and properties of the Company and its Subsidiaries as may be reasonably necessary for such Initial Partner to comply with any regulatory, Tax or other financial reporting requirements.

Section 4.6            Confidentiality.

(a)       Each Partner hereby acknowledges and agrees that the Company (i) has a proprietary interest in maintaining the confidentiality of its Confidential Information, (ii) derives independent economic value from such Confidential Information not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use, and (iii) has undertaken efforts that are reasonable under the circumstances to maintain the secrecy of such Confidential Information.

(b)       Each Partner shall (i) protect and safeguard the confidentiality of all Confidential Information with at least the same degree of care as such Partner would protect its own personal confidential and proprietary information, but in any event with no less than a commercially reasonable degree of care; (ii) not use the Confidential Information, or permit it to be accessed or used, for any purpose or in any manner to the detriment of the Company or any of its Subsidiaries; and (iii) not disclose any such Confidential Information to any Person, except (A) to such Partner’s Representatives who, for legitimate business purposes, need to know the Confidential Information to assist such Partner, or act on its behalf and are informed by such Partner of the confidential nature of the Confidential Information (provided that each Partner shall be liable for any breaches of this Section 4.6(b) by its Representatives); or (B) if required by Law, regulation or legal or regulatory process, but then, only in accordance with Section 4.6(c).

(c)        If a Partner or any of its Representatives are required, in the written opinion of such Partner’s legal counsel, to disclose any Confidential Information, by Law, regulation or legal or regulatory process, such Partner shall (i) take all reasonable steps to preserve the privileged nature and confidentiality of the Confidential Information, including requesting that the Confidential Information not be disclosed to non-Parties or the public; (ii) give the Company prompt prior written notice of such request or requirement so that the Company may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (iii) cooperate with the Company to obtain such protective order. In the event that such protective order or other remedy is not obtained, such Partner will furnish only that portion of the Confidential Information which, on the advice of such Partner’s counsel, is legally required to be disclosed and, upon request, use its best efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information.

(d)       The Partners hereby acknowledge and agree that in the event of a breach or any threatened breach of this Section 4.6 by a Partner and/or any of its Representatives, the Company would suffer significant and irreparable harm for which monetary damages would not serve as a sufficient remedy and that in addition to any and all other remedies the Company may be entitled to, the Company shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach without any requirement to post a bond or other security.

Section 4.7            Restrictions on Other Agreements. Each Partner hereby acknowledges and agrees that such Partner will not: (a) grant any proxy or enter into or agree to be bound by any voting trust or other similar agreement with respect to any Partnership Units, except as expressly contemplated by this Agreement; (b) enter into any agreement or arrangement of any kind with any Person with respect to any Partnership Units which is inconsistent with the provisions of this Agreement or for the purpose or with the effect of denying or reducing the rights of any other Partner under this Agreement, including agreements or arrangements with respect to the Transfer or voting of Partnership Units; or (c) act, for any reason, as a member of a group or in concert with any other Person in connection with the Transfer or voting of such Partner’s Partnership Units in any manner that is inconsistent with the provisions of this Agreement.

Section 4.8            Related Party Transactions. Any transaction between a Partner and/or its Affiliate, on the one hand, and the Company and/or any of its Subsidiaries, on the other hand, shall not be void, voidable or subject to change if made on terms that, subject to Section 5.7(b), received the Supermajority Approval of the Management Committee in good faith and are no less favorable in the aggregate to the Company than would be obtainable on an arms’-length basis from an unaffiliated third party. No party to such a transaction shall be obligated to obtain a fairness opinion concerning that transaction. Nonetheless, an opinion provided by an independent third party with expertise in the relevant matter to the effect that such a transaction is fair to the Company shall conclusively establish the fairness of that transaction.

Section 4.9            Representations and Warranties. Each Partner hereby represents and warrants to the Company and each other Partner, severally and not jointly, on behalf of itself and not any other Person, as follows:

(a)       Such Partner is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)       Such Partner has all requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Partner of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite action on the part of such Partner. This Agreement has been duly executed and delivered by such Partner and, assuming the due authorization, execution and delivery by each other Party hereto, this Agreement constitutes a legal, valid and binding obligation of such Partner, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

(c)       The execution, delivery and performance by such Partner of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or result in any violation or breach of any provision of any of the Governing Documents of such Partner; (ii) conflict with or result in any violation or breach of any provision of any applicable Law; or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which such Partner is a party.

(d)       Except for this Agreement, such Partner has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other Person with respect to the Partnership Units, including agreements or arrangements with respect to the acquisition or disposition of the Partnership Units or any interest therein or the voting of the Partnership Units (whether or not such agreements and arrangements are with the Company or any other Partner).

Section 4.10        Partition; No Interest in Company Property. No Partner, nor any successor-in-interest to any Partner, shall have the right to have the property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Company partitioned, and each Partner, on behalf of itself and its successors, Representatives and assigns, hereby irrevocably waives any such right. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company, and no Partner individually shall have any interest in such property.

ARTICLE V
MANAGEMENT OF THE COMPANY; SUBSIDIARY GOVERNANCE

Section 5.1            Management Committee. A Management Committee of the Company (the “Management Committee”) is hereby established and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be elected to such position in accordance with the provisions set forth in Section 5.2. The full and entire management of the business and affairs of the Company shall be vested in the Management Committee which shall have and may exercise all of the powers that may be exercised or performed by the Company. Except where the approval of the Partners is expressly required by this Agreement or by any nonwaivable provision of the Act, the Management Committee shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

Section 5.2            Composition of the Management Committee.

(a)        Composition; Election. The number of Managers constituting the entire Management Committee shall be ten (10), which shall consist of (i) two (2) Managers elected exclusively by the holders of the Company’s Class A Units (each, a “Class A Manager”), and (ii) eight (8) Managers elected exclusively by the holders of the Company’s Class B Units (each, a “Class B Manager”). A plurality of all the votes cast by the holders of Class A Units at a meeting of the Partners duly called and at which a quorum is present shall be sufficient to elect a Class A Manager. A plurality of all the votes cast by the holders of Class B Units at a meeting of the Partners duly called and at which a quorum is present shall be sufficient to elect a Class B Manager. Managers who are elected at an annual meeting of the Partners, and Managers who are elected in the interim to fill vacancies and newly created Managers, shall hold office until the next annual meeting of the Partners and until their successors are elected and qualified or until their earlier resignation or removal.

(b)        Vacancies. Vacancies on the Management Committee (whether by death, resignation, removal or otherwise) created by the departure of any (i) Class A Manager shall be filled solely by a replacement Manager designated and duly elected by the Class A Partners; and (ii) Class B Manager shall be filled solely by a replacement Manager designated and duly elected by the Class B Partners; provided, however, that in the event a replacement Manager is not properly selected in accordance with the foregoing on or prior to the thirtieth (30th) day following the creation of the applicable vacancy on the Management Committee, then the vacant position shall be filled by an individual designated by a majority of the remaining Managers then in office. Any Manager elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the vacancy and until such Manager’s successor shall have been elected and qualified or such Manager’s earlier death, resignation or removal.

(c)       Resignation. A Manager may resign at any time from the Management Committee by delivering a written resignation to the Management Committee. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Management Committee’s acceptance of a resignation shall not be necessary to make it effective. Following the resignation of any Manager, such Manager shall be replaced in accordance with Section 5.2(b) of this Agreement.

(d)       Removal. Any (i) Class A Manager may be removed from office at any time, with or without cause, but solely upon the affirmative vote (voting as a single class) of a majority of the holders of the Company’s Class A Units entitled to vote in the election of Class A Managers; and (ii) Class B Manager may be removed from office at any time, with or without cause, but solely upon the affirmative vote (voting as a single class) of a majority of the holders of the Company’s Class B Units entitled to vote in the election of Class B Managers. Any vacancies created pursuant to the removal of a Manager in accordance with the foregoing shall be filled in accordance with Section 5.2(b) of this Agreement.

Section 5.3            Compensation. Managers may be paid their expenses, if any, of attendance at each meeting of the Management Committee and may be paid a fixed sum for attendance at each meeting of the Management Committee or a stated salary as a Manager. No such payment shall preclude any Manager from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

Section 5.4            Procedural Matters Regarding the Management Committee.

(a)        Meetings. Regular meetings of the Management Committee may be held without notice at such times as may be determined from time to time by the Management Committee. Special meetings of the Management Committee may be called by or at the request of at least one-third of the number of Managers constituting the whole Management Committee, on at least three (3) days’ notice to each Manager given by one of the means specified in Section 11.1 of this Agreement (other than by mail), or on at least five (5) days’ notice if given by mail. Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(b)       Place of Meetings. Meetings of the Management Committee may be held at such place within or without the State of Delaware as shall be stated in the notice of meeting or waiver thereof or, in the case of a regular meeting of the Management Committee, as determined by the Management Committee. Any Manager may participate in a meeting of the Management Committee by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

(c)       Quorum. At all meetings of the Management Committee, a majority of the total number of Managers shall constitute a quorum for the transaction of business. At all times when the Management Committee is conducting business at a meeting of the Management Committee, a quorum of the Management Committee must be present at such meeting. If a quorum shall not be present at any meeting of the Management Committee, then the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(d)       Action by Majority Vote. Each Manager shall have one vote on all matters submitted to and acted upon by the Management Committee. Except as otherwise expressly required by this Agreement, including, without limitation, Section 5.7, the vote of a majority of the Managers present at a meeting at which a quorum is present shall be the act of the Management Committee.

(e)       Action Without a Meeting. Notwithstanding anything herein to the contrary, any action of the Management Committee may be taken without a meeting if either (i) a written consent (which may be by facsimile, telecopy, electronic mail or other electronic transmission) of a majority of the Managers on the Management Committee shall approve such action; provided, that prior written notice of such action is provided to all Managers at least one (1) day before such action is taken; or (ii) a written consent (which may be by facsimile, telecopy, electronic mail or other electronic transmission) constituting all of the Managers on the Management Committee shall approve such action. Such consent shall have the same force and effect as a vote at a meeting where a quorum was present.

Section 5.5            Committees.

(a)       The Management Committee may designate one or more committees, each committee to consist of one or more of the Managers of the Company, and any such committee shall have and may exercise all the powers and authority of the Management Committee in the management of the business and affairs of the Company. The Management Committee may designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Unless the Management Committee provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Management Committee provides otherwise, each committee designated by the Management Committee may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Management Committee conducts its business pursuant to this Article V.

(b)        In accordance with the authority granted under Section 5.5(a) of this Agreement, concurrently with the execution of this Agreement, the Management Committee has approved and adopted the committee charter attached hereto as Exhibit B (the “Nominating Committee Charter”), authorizing and approving the creation of the Nominating Committee of the Management Committee (the “Nominating Committee”), the purpose of which shall be to develop and recommend a slate of nominees for election as members of the PlanCo Board, which slate of nominees shall be subject to the affirmative vote and approval of the Company in its capacity as the sole shareholder of PlanCo. The Nominating Committee shall consist of four (4) Managers, each of whom shall be selected in accordance with the requirements set forth in the Nominating Committee Charter. Except as set forth in the Nominating Committee Charter, the Nominating Committee shall be governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Management Committee as set forth in this Agreement.

Section 5.6            Officers.

(a)       The Management Committee shall elect the officers of the Company (the “Officers”) and such Officers shall consist of the President, Secretary and Treasurer. In addition to the foregoing, the Management Committee may appoint such other individuals as Officers of the Company as it deems necessary or desirable to carry on the business of the Company and the Management Committee may delegate to such Officers such power and authority as the Management Committee deems advisable. The Officers shall be subject to the general supervision and control of the Management Committee and shall carry out the policy decisions made by the Management Committee, and shall report to the Management Committee on the operations of the Company or any other matters as the Management Committee may request. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his successor is designated by the Management Committee or until his earlier death, resignation or removal. Any Officer may resign at any time upon written notice to the Management Committee. Any Officer may be removed by the Management Committee with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Management Committee.

(b)       President. The president of the Company (the “President”) shall have general supervision, direction, and control of the business and the Officers of the Company, and shall have the general powers and duties of management incident to the office of the President and any other duties as may be from time to time assigned to the President by the Management Committee.

(c)       Secretary. The secretary of the Company (the “Secretary”) shall attend all sessions of the Management Committee and all meetings of the Partners and record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the Partners and meetings of the Management Committee. In addition to the foregoing, the Secretary shall have the general powers and duties usually vested in the office of secretary of a corporation and shall have such other powers and perform such other duties as may be specifically prescribed from time to time by the Management Committee and/or the President.

(d)        Treasurer. The treasurer of the Company (the “Treasurer”) shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records with respect to all bank accounts, deposit accounts, cash management accounts and other investment and financial accounts of the Company. The books of account shall at all reasonable times be open to inspection by the Management Committee. In addition to the foregoing, the Treasurer shall have the general powers and duties usually vested in the office of treasurer of a corporation and shall have such other powers and perform such other duties as may be specifically prescribed from time to time by the Management Committee and/or the President.

Section 5.7            Voting Arrangements. In addition to such authorizations or approvals by the Management Committee or the Partners as may be required by applicable Law or any other provisions of this Agreement, the Company shall not take any of the following actions, or enter into any arrangement or contract to do any of the following actions, without first receiving Supermajority Approval of the Management Committee:

(a)       except as required pursuant to Section 3.3, amend, modify or waive the Governing Documents of the Company or of PlanCo;

(b)       except as contemplated by this Agreement or any other Transaction Document, enter into any agreement or arrangement (i) with Centene, North Carolina Medical Society or any of their respective Affiliates; or (ii) with or for the direct or indirect benefit of any Partner or any officer, director, employee or consultant of the Company, or any members of their immediate families, or any Affiliate thereof, other than for employment contracts, reimbursement or payment of business expenses, or advances made in the ordinary course of business, in each case, consistent in nature, scope and magnitude with past practice;

(c)       enter into any strategic alliance, joint development or other relationship;

(d)       change the principal business of the Company or enter into new lines of business that are materially different from the Company’s principal business;

(e)       except as provided for under Article VI of this Agreement, issue, grant, deliver or sell or authorize the issuance, grant, delivery or sale of any Partnership Units or other Equity Interests of the Company or investment interests convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such Partnership Units or other Equity Interests of the Company or other convertible securities;

(f)        except as expressly authorized under the provisions of this Agreement, enter into or effect any transaction or series of related transactions involving the repurchase, redemption or other acquisition of Partnership Units from any Person;

(g)       except as provided for under Article VI of this Agreement, initiate or consummate any recapitalization, split or combination of Partnership Units, dividend of Partnership Units or similar restructuring, including the creation and issuance of any new classes or series of Partnership Units or any options, warrants or rights convertible into or exercisable or exchangeable for any Partnership Units;

(h)        initiate or consummate an Initial Public Offering or make a public offering and sale of Partnership Units or any other Equity Interests of the Company;

(i)         dissolve, wind-up or liquidate the Company; or

(j)         commit to, or agree (in writing or otherwise) to take, any of the actions described above.

Section 5.8            Liability of Managers. Except as otherwise provided by applicable Law or expressly in this Agreement, no Manager will be obligated personally for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Manager and/or a member of the Management Committee.

Section 5.9            Subsidiary Governance.

(a)       The Partners each agree to hold all Partnership Units subject to, and to vote such Partnership Units in accordance with, the provisions of this Section 5.9. In addition, each Partner agrees to take all other actions reasonably necessary or desirable within such Partner’s control (including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Management Committee shall take and/or cause the Company to take, all necessary and desirable actions within its control, to consummate, effectuate, carry out and/or further the intent and purposes of this Section 5.9.

(b)       As of the date hereof, pursuant to the provisions of the Subsidiary Subscription Agreement and Section 6.1(a) of this Agreement, the Company owns all of the issued and outstanding Equity Interests of PlanCo, and is therefore the sole shareholder, of PlanCo. According to the provisions of the Governing Documents of PlanCo, (i) the business and affairs of PlanCo shall be managed by or under the direction of the Board of Directors of PlanCo (the “PlanCo Board”); and (ii) the number of directors of PlanCo (each a “PlanCo Director”) constituting the PlanCo Board shall be fifteen (15), which shall consist of (A) eight (8) PlanCo Directors, each of whom shall be physicians licensed under Article 1, Chapter 90 of the NCGS who have agreed to participate in NC Health Plan and accept Medicaid patients in accordance with the terms and conditions of a provider participation agreement by and between PlanCo and Network Sub, one of whom shall be a representative of federally qualified health centers in North Carolina and shall be selected by the Board of Directors of the North Carolina Community Health Center Association (each of such eight (8) PlanCo Directors, a “Physician Director”); (B) four (4) PlanCo Directors, each of whom shall be employees of Centene (each of such four (4) PlanCo Directors, a “Centene Director”), and (C) three (3) PlanCo Directors who are North Carolina community leaders, one of whom shall be a representative of federally qualified health centers in North Carolina and shall be selected by the Board of Directors of the North Carolina Community Health Center Association (each of such three (3) PlanCo Directors, a “Community Leader Director”).

(c)        So as to effectuate the intent of Partners and the Company (in its capacity as the sole shareholder of PlanCo) with respect to the composition of the PlanCo Board, concurrently with the execution of this Agreement, the Management Committee has, in accordance with Section 5.5 of this Agreement, authorized and approved the creation of the Nominating Committee. The purpose of the Nominating Committee shall be to develop and recommend a slate of candidates for election to the PlanCo Board (the “Candidate Slate”), which Candidate Slate shall be subject to the affirmative vote and approval of the Company in its capacity as the sole shareholder of PlanCo. As more specifically set forth in the Nominating Committee Charter, the Nominating Committee shall consist of four (4) members of the Management Committee, with the Class A Partners and the Class B Partners each designating two (2) members of the Management Committee to serve on the Nominating Committee. In addition to the foregoing, the Nominating Committee shall have one (1) non-voting observer designated by the Board of Directors of the North Carolina Community Health Center Association.

(d)       In fulfilling the obligations of the Nominating Committee set forth in the Nominating Committee Charter, the members of the Nominating Committee shall select, approve and make recommendations to the Management Committee with respect to a Candidate Slate, provided that any such Candidate Slate must satisfy the composition requirements set forth in Section 5.9(b) and such additional criteria as may be established by the Nominating Committee in accordance with the provisions of the Committee Charter (collectively, the “Director Criteria”). The Management Committee (on behalf of the Company in its capacity as the sole shareholder of PlanCo), shall review the proposed Candidate Slate and may only vote to approve or disapprove the Candidate Slate (in its entirety) and may not select a different Candidate Slate or otherwise elect or appoint different candidates to the PlanCo Board unless such candidates have been proposed by the Nominating Committee.

(e)        Except as prohibited by applicable Law, any PlanCo Director may be removed from office at any time, with or without cause, by the Management Committee (on behalf of the Company in its capacity as the sole shareholder of PlanCo); provided, however, that any (i) Physician Director or Community Leader Director may only be removed with the consent and approval of the Class A Managers; and (ii) Centene Director may only be removed with the consent and approval of the Class B Managers. In the event of a vacancy on the PlanCo Board (whether pursuant to this Section 5.9(e) or otherwise), such vacancy shall be filled by the Management Committee (on behalf of the Company in its capacity as the sole shareholder of PlanCo) pursuant to the election of a candidate (A) that has been recommended by the Nominating Committee; and (B) meets the Director Criteria applicable to the PlanCo Director who has vacated his or her position on the PlanCo Board.

ARTICLE VI
CAPITAL CONTRIBUTIONS

Section 6.1            Initial Capital Contributions.

(a)        In accordance with the provisions of the Contribution Agreement by and among the Company and the Initial Partners dated [_____, 20__] (the “JV Contribution Agreement”), the Initial Partners have, as of the date hereof, made Capital Contributions of the type and in the amounts set forth on Exhibit A to this Agreement (collectively, the “Initial Contributions” and each an “Initial Contribution”). In exchange for the Initial Contributions, the Initial Partners have been issued Common Units of such classes and in such amounts as set forth on Exhibit A to this Agreement. The Company has, as of the date hereof, contributed and conveyed the Initial Contributions to PlanCo in exchange for shares of the capital stock of PlanCo as more fully set forth in the Subscription Agreement by and between the Company and PlanCo dated [_____, 20__] (the “Subsidiary Subscription Agreement”).

(b)       Pursuant to the provisions of the JV Contribution Agreement, Centene Sub has made a commitment to contribute a total of [$_____] to the capital of the Company (the “Total Centene Contribution”); provided, however, only its Initial Contribution is required to be transferred to the Company as of the Effective Date. However, during the period commencing on the Effective Date and continuing for fifteen (15) months thereafter (the “Contribution Period”), Centene Sub agrees that it shall contribute to the Company an amount equal to the Total Centene Contribution less Centene’s Initial Contribution (the “Remaining Centene Contribution”) at such times and in such amounts as shall be requested by the Management Committee, which request shall be made by the Management Committee if requested or directed by the Financial Matters Committee of PlanCo based on the cash flow operational needs and requirements of PlanCo and the NC Health Plan.

(c)        In the event that the Financial Matters Committee makes a determination that additional funds from the Remaining Centene Contribution are needed, the Management Committee shall provide written notice to Centene Sub (a “Remaining Contribution Notice”), which Remaining Contribution Notice shall identify (i) the requested amount of funds; (ii) the date on which such funds are to be contributed to the Company and subsequently contributed by the Company to PlanCo (provided that such date shall be at least five (5) Business Days following Centene Sub’s receipt of a Remaining Contribution Notice); and (iii) the purpose for which the additional funds are to be used. Upon receipt of a Remaining Contribution Notice, Centene Sub shall contribute cash to the capital of the Company in the amount and on the date specified in the Remaining Contribution Notice and the Company shall contribute such funds to PlanCo promptly upon receipt thereof. Upon the expiration of the Contribution Period, Centene Sub shall make a final contribution to the Company in an amount equal to the Remaining Centene Contribution less the total amount of all previous contributions made by Centene Sub under this Section 6.1(c) prior to the expiration of the Contribution Period, and the Company shall distribute such final contribution to PlanCo promptly upon receipt thereof. Notwithstanding the foregoing, in no event shall the sum of the contributions made by Centene Sub during the Contribution Period, plus Centene’s Initial Contribution, exceed an amount equal to the Total Centene Contribution.

Section 6.2            Reserve Contributions.

(a)        In the event that the Financial Matters Committee makes a good faith determination that PlanCo is in need of additional funds from the Company in order to meet and maintain a statutory surplus at the three hundred percent (300%) risk based capital ratio level, the Management Committee shall provide written notice to the Partners (a “Reserve Contribution Notice”). Any such Reserve Contribution Notice shall identify (i) the amount of funds that are needed and therefore being requested from the Partners (the “Reserve Contribution Amount”); and (ii) the date on which such funds are to be contributed to the Company and subsequently contributed by the Company to PlanCo (provided that such date shall be at least ten (10) Business Days following the Partners’ receipt of a Reserve Contribution Notice). Subject to Section 6.2(b), upon receipt of a Reserve Contribution Notice, each Partner shall, at the time specified in the Reserve Contribution Notice, make a contribution to the Company in an amount equal to the product of such Partner’s Percentage Interest multiplied by the Reserve Contribution Amount (for each Partner, a “Reserve Contribution” and collectively, the “Reserve Contributions”) and the Company shall contribute such funds to PlanCo promptly upon receipt thereof.

(b)        In order to facilitate Network Sub’s payment of its Reserve Contribution, upon receipt of a Reserve Contribution Notice, and to the extent requested by Network Sub, Centene shall loan funds to Network Sub in an amount equal to Network Sub’s Reserve Contribution in accordance with the provisions of the Network Sub Loan Agreement attached hereto as Exhibit C (the “Network Sub Loan Agreement”) or, upon the mutual agreement of the Partners, such lesser amount to the extent that Network Sub is able to fund a portion of its Reserve Contribution (the “Reserve Funding Loan”). Proceeds of the Reserve Funding Loan shall be used by Network Sub solely as permitted by the terms and conditions of the Network Sub Loan Agreement. Any such Reserve Funding Loan shall be made by Centene to Network Sub prior to the date on which contributions are specified to be made in the Reserve Contribution Notice and shall be repaid by Network Sub in accordance with the Network Sub Loan Agreement. Notwithstanding anything contained herein to the contrary, in no event shall the aggregate amount of Reserve Funding Loans made to Network Sub by Centene exceed Thirty Million Dollars ($30,000,000) (the “Reserve Funding Loan Cap”).

Section 6.3            Additional Capital Contributions. If at any time and from time, the Financial Matters Committee makes a good faith determination that PlanCo is in need of additional funds from the Company in order to (a) fund operating losses incurred by PlanCo and the NC Health Plan, or (b) pay any additional operating, capital or other expenses of PlanCo and the NC Health Plan, then the Management Committee shall provide written notice to the Partners (an “Additional Contribution Notice”). Any such Additional Contribution Notice shall identify (i) the amount of funds being requested (the “Additional Contribution Amount”); and (ii) the date on which such funds are to be contributed to the Company and subsequently contributed by the Company to PlanCo (provided that such date shall be at least ten (10) Business Days following the Partners’ receipt of the Additional Contribution Notice). Subject to the remaining provisions set forth in this Article VI, upon receipt of an Additional Contribution Notice, each Partner shall, at the time specified in the Additional Contribution Notice, make a contribution to the Company in an amount equal to the product of such Partner’s Percentage Interest multiplied by the Additional Contribution Amount (for each Partner, an “Additional Contribution” and collectively, the “Additional Contributions”) and the Company shall contribute such funds to PlanCo promptly upon receipt thereof.

Section 6.4            Cushion Loan. In the event that Network Sub is unable to make, whether in whole or in part, (a) any Additional Contribution; or (b) any Reserve Contribution after having received Reserve Funding Loans in an amount equal to the Reserve Funding Loan Cap, it shall provide prompt written notice to Centene Sub (a “Cushion Loan Notice”), which Cushion Loan Notice shall identify the amount of funds being requested by Network Sub (the “Requested Cushion Funds”). Upon receipt of any such Cushion Loan Notice, Centene shall, subject to the provisions of the Network Sub Loan Agreement, loan funds to Network Sub in an amount equal to the Requested Cushion Funds (a “Cushion Loan”); provided, however, that in no event shall the aggregate amount of Cushion Loans made to Network Sub by Centene exceed Ten Million Dollars ($10,000,000) (the “Cushion Loan Cap”). Proceeds of any Cushion Loan shall be used by Network Sub solely as permitted by the terms and conditions of the Network Sub Loan Agreement. Any such Cushion Loan shall be made by Centene to Network Sub prior to the date on which contributions are specified to be made in the applicable Additional Contribution Notice or Reserve Contribution Notice, as the case may be, and shall be repaid by Network Sub in accordance with the provisions of the Network Sub Loan Agreement.

Section 6.5            Failure to Make Contributions.

(a)        If, after having received any one or more Reserve Funding Loans and Cushion Loans in an amount equal to the Reserve Funding Loan Cap and Cushion Loan Cap, respectively, Network Sub is unable to make, whether in whole or in part, any Additional Contribution or Reserve Contribution (a “Contribution Deficiency” and the Dollar amount of any such Contribution Deficiency, the “Deficiency Amount”), then (i) neither Centene nor Centene Sub shall have any further obligation to loan funds to Network Sub for purposes of funding such Additional Contribution or Reserve Contribution, as applicable; and (ii) to the extent that Centene Sub has properly made its Additional Contribution or Reserve Contribution, as applicable, in addition to contributing all or any part of the Deficiency Amount, Centene Sub shall be entitled to the receipt of additional Class B Units to account for the contribution by Centene Sub of the Deficiency Amount (the “Dilutive Units”). For the avoidance of doubt, Centene Sub shall not be entitled to any Dilutive Units solely as a result of its Additional Contribution or Reserve Contribution, as applicable. The terms and amount of any such issuance of Dilutive Units to Centene Sub shall be determined by the Financial Matters Committee in its absolute and sole discretion; provided, however, that the Company shall cause the Financial Matters Committee to provide the Company and the Partners with a Fairness Opinion in connection therewith. In the event that, as set forth in any such Fairness Opinion, the number of Dilutive Units intended to be issued to Centene Sub is determined to be unfair or inequitable, then the total number of Dilutive Units to be issued to Centene Sub shall, as applicable, be increased or reduced to a number that complies with the findings set forth in such Fairness Opinion. In no event shall the total number of Dilutive Units issued to Centene Sub in accordance with the provisions of this Section 6.5(a) result in a reduction of Network Sub’s Percentage Interest to a number below ten percent (10%) (“Maximum Dilution”).

(b)        In the event that Network Sub has incurred Maximum Dilution, then any determination with respect to the need for any further capital contributions to the Company in order to fund operating losses incurred by PlanCo and the NC Health Plan or in order to meet and maintain a target surplus at the three hundred percent (300%) risk based capital ratio level shall be made in good faith within the sole and absolute discretion of Centene Sub. In the event that Centene Sub makes a good faith determination that any such contributions are needed, it shall provide written notice to the Company and Network Sub (an “Extraordinary Contribution Notice”). Any such Extraordinary Contribution Notice shall identify (i) the amount of funds being requested (the “Extraordinary Contribution Amount”); and (ii) the date on which such funds are to be contributed to the Company and subsequently contributed by the Company to PlanCo (provided that such date shall be at least ten (10) Business Days following Network Sub’s receipt of the Extraordinary Contribution Notice). Upon receipt of an Extraordinary Contribution Notice, each Partner shall, at the time specified in the Extraordinary Contribution Notice, make a contribution to the Company in an amount equal to the product of such Partner’s Percentage Interest multiplied by the Extraordinary Contribution Amount (for each Partner, an “Extraordinary Contribution” and collectively, the “Extraordinary Contributions”) and the Company shall contribute such funds to PlanCo promptly upon receipt.

(c)        In the event that Network Sub is unable to make any Extraordinary Contribution, whether in whole or in part, then, to the extent that Centene or Centene Sub has properly made its Extraordinary Contribution, such Extraordinary Contribution (a “Preferred Contribution”) may be characterized as (i) a loan by Centene or Centene Sub to the Company or directly to PlanCo (the “Preferred Debt”); or (ii) an equity contribution by Centene or Centene Sub to the Company or directly to PlanCo. To the extent that a Preferred Contribution made by Centene or Centene Sub is characterized as an equity contribution, then Centene Sub shall be entitled to receive Preferred Units or PlanCo Preferred Stock, as applicable. In any case, whether a Preferred Contribution made by Centene or Centene Sub is treated as Preferred Debt or equity, such Preferred Contribution shall be returned to Centene or Centene Sub, as applicable, in full, with interest or a form of preferred return (as applicable), at a floating rate equal to the Three (3)-Month USD LIBOR plus eight hundred basis points (8.00%). In addition to the foregoing, in the event (and only in the event) that Network Sub fails to make an Extraordinary Contribution and a Preferred Contribution results therefrom, until such time as Centene or Centene Sub, as applicable, has been repaid any and all Preferred Contributions (including any interest or preferred return payable in connection therewith) in full, Network Sub shall not be entitled to the receipt of any distributions of any kind from the Company, and all such distributions to which Network Sub would have otherwise been entitled shall be paid to Centene or Centene Sub, as applicable, in satisfaction of such Preferred Contributions. For clarity, this Section 6.5(c) will not restrict or delay the payment of any amounts due to Network Sub pursuant to the Network Sub Services Agreement.

(d)               The Parties hereby acknowledge and agree that any and all determinations with respect to (i) the characterization of a Preferred Contribution as debt or equity; (ii) whether a Preferred Contribution should be made to the Company or directly to PlanCo; (iii) the number of Preferred Units or shares of PlanCo Preferred Stock (if any) to be issued to Centene Sub in connection with a Preferred Contribution and the rights, privileges and preferences attached to such Preferred Units or shares of PlanCo Preferred Stock; and (iv) the terms under which any Preferred Contribution will be repaid to Centene or Centene Sub, as applicable (to the extent not expressly set forth in Section 6.5(c)), shall, in each case, be made within the sole and absolute discretion of the Financial Matters Committee; provided, however, that the Company shall cause the Financial Matters Committee to provide the Company and the Partners with a Fairness Opinion in connection therewith and, as necessary, the determinations of the Financial Matters Committee shall be adjusted so as to comply with the findings set forth in such Fairness Opinion.

Section 6.6            Contribution Make-Up.

(a)        At any time following the issuance of any Dilutive Units to Centene Sub pursuant to a Contribution Deficiency (a “Dilutive Issuance”), Network Sub shall have the right, but not the obligation, to pay the Make-Up Payment to the Company in full satisfaction of the Deficiency Amount to which such Dilutive Issuance relates (a “Contribution Make-Up”). If Network Sub exercises its right to affect a Contribution Make-Up prior to the expiration of the two (2) year period following such Dilutive Issuance (the “Initial Make-Up Period”), Network Sub shall pay to the Company an amount (such amount, the “Two Year Make-Up Payment”) equal to (i) the applicable Deficiency Amount, plus (ii) the aggregate amount of interest that would have accrued on such Deficiency Amount if interest at a floating rate equal to the Three (3)-Month USD LIBOR plus eight hundred basis points (8.00%) had been accruing on such Deficiency Amount commencing as of the date of the Dilutive Issuance and continuing until the date on which the Two Year Make-Up Payment is made by Network Sub.

(b)       In the event that Network Sub exercises its right to effect a Contribution Make-Up following the expiration of the Initial Make-Up Period, Network Sub shall pay to the Company an amount equal to the Excess Make-Up Payment. For purposes of this Agreement, the “Excess Make-Up Payment” shall be an amount equal to, as of the date on which the Excess Make-Up Payment is proposed to be made, the then current value of the Dilutive Units issued to Centene Sub in connection with the Dilutive Issuance to which such Excess Make-Up Payment relates. The Excess Make-Up Payment shall be determined in good faith by the Financial Matters Committee in its absolute and sole discretion and taking into account any and all reasonable and appropriate factors impacting such value; provided, however, that the Company shall cause the Financial Matters Committee to provide the Company and the Partners with a Fairness Opinion in connection therewith and, as necessary, the determinations of the Financial Matters Committee with respect to the amount of the Excess Make-Up Payment shall be adjusted so as to comply with the findings set forth in such Fairness Opinion.

(c)        Promptly following its receipt of the applicable Make-Up Payment from Network Sub, the Company shall be obligated to repurchase from Centene Sub a number of Partnership Units equal to the number of Dilutive Units issued to Centene Sub pursuant to the applicable Dilutive Issuance to which the applicable Make-Up Payment relates for an amount equal to the applicable Make-Up Payment.

Section 6.7            Return of Capital Contributions. No Partner shall be entitled to a discretionary or elective return or withdrawal of any Capital Contributions made by such Partner. Except as otherwise provided in this Agreement, no Partner shall be entitled at any time to demand or receive assets or property other than cash.

ARTICLE VII
TRANSFER OF PARTNERSHIP UNITS

Section 7.1            General Restrictions on Transfer.

(a)        Except as otherwise permitted pursuant to Section 7.1(b) or in accordance with the procedures set forth in Section 7.3, Section 7.4 or Section 7.5, no Partner shall Transfer or attempt to Transfer all or any portion of its Common Units, or any rights with respect to its Common Units.

(b)       The provisions set forth in Section 7.1(a), as well as Section 7.3 and Section 7.4 shall not apply to the following Transfers of Common Units by a Partner (each of which shall be deemed to constitute a “Permitted Transfer” and each Transferee of a Permitted Transfer of Common Units shall be referred to herein as a “Permitted Transferee”); provided, however, that any such Permitted Transfer shall remain subject to the requirements set forth in Section 7.2:

(c)        any Transfer of Common Units by Centene Sub to any of its Affiliates or, subject to Section 7.5, pursuant to a Centene Change of Control; and

(d)        any Transfer of Common Units approved in advance by Supermajority Approval of the Management Committee.

Subject to the terms hereof, a Permitted Transferee of a Partner shall be substituted for and shall enjoy the same rights and be subject to the same obligations as the transferring Partner hereunder with respect to the Common Units Transferred to such Permitted Transferee.

(e)        Any Transfer or attempted Transfer of any Common Units in violation of this Agreement shall be null and void and shall constitute a breach of this Agreement by the purported Transferor. In addition to the foregoing, no such Transfer shall be recorded on the Company’s books and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the owner of the applicable Common Units.

Section 7.2          Conditions to Transfer.

(a)        Notwithstanding anything contained herein to the contrary, in no event shall any Transfer of Partnership Units (to the extent permitted in accordance with the provisions of this Agreement) be completed, effective and/or recognized by the Company for any purposes unless the following conditions are satisfied prior to such Transfer:

(i)           the Transferee shall have executed and delivered to the Company a written undertaking substantially in the form of Exhibit D (a “Joinder Agreement”) attached hereto, pursuant to which such Transferee agrees (A) to be bound by the terms and conditions of this Agreement; and (B) that the Partnership Units acquired by it shall be subject to the provisions of this Agreement, and the Transferee shall provide duly executed copies of any and all certificates, instruments and documents as the Company may reasonably request;

(ii)          all necessary consents and authorizations with respect to the Transfer shall have been obtained and evidence thereof shall have been provided to the Company;

(iii)         such Transfer shall not (A) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Transferor, Transferee or the Company or any of its Subsidiaries; or (B) conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material contract or Permit to which the Company or any of its Subsidiaries are a party or by which the Company or any of its Subsidiaries are bound;

(iv)         such Transfer shall not violate any Securities Laws applicable to the Transferor, Transferee or the Company or the Partnership Units to be Transferred; and

(v)          such Transfer shall not, as determined by the Management Committee, have the effect of requiring the Company to, upon the consummation of such Transfer, register the Partnership Units under Section 12(g) of the Exchange Act.

(b)       Subject to the provisions set forth in Section 7.3, Section 7.4 and Section 7.5 of this Agreement, in the event of any Transfer of Partnership Units by Network Sub permitted in accordance with the provisions of this Agreement, any and all proceeds received by or otherwise allocable to Network Sub in connection therewith shall be paid or otherwise allocated to Centene and/or Centene Sub (as applicable) and applied in prepayment of any Network Sub Debt.

Section 7.3            Tag-Along Rights.

(a)       In the event that a Controlling Partner proposes to Transfer all or any portion of its Common Units (such Controlling Partner, the “Transferring Partner”) to a Third Party Purchaser (the “Proposed Transferee”) in any single or series of substantially related transactions (a “Tag-Along Sale”) and such Controlling Partner does not exercise its Drag-Along Right under Section 7.4 of this Agreement, the Transferring Partner and each other Partner shall have the right (a “Tag-Along Right”), to Transfer up to its Tag-Along Portion of the Common Units to be Transferred in such Tag-Along Sale, on the terms and conditions set forth in this Section 7.3. Notwithstanding the foregoing, the provisions set forth in this Section 7.3 shall not apply to or be activated by (i) any Transfer of Common Units that is (A) a Permitted Transfer; or (B) proposed to be made by a Controlling Partner after exercising its Drag-Along Right pursuant to Section 7.4; or (ii) any Transfer of Preferred Units.

(b)       The Transferring Partner shall notify the Company and all other Partners in writing of a proposed Tag-Along Sale (a “Tag-Along Notice”) no more than ten (10) Business Days after the execution and delivery by all of the parties thereto of the definitive agreement entered into with respect to a proposed Tag-Along Sale and, in any event, at least thirty (30) days prior to the anticipated closing date for such proposed Tag-Along Sale, which Tag-Along Notice shall identify (i) the number of Common Units proposed to be Transferred in the Tag-Along Sale (the “Tag-Along Units”); (ii) the name and address of the Proposed Transferee; (iii) the material terms and conditions of the proposed Tag-Along Sale, including, without limitation, the proposed amount and form of consideration to be paid by the Proposed Transferee; and (iv) the proposed date, time and location of the closing of the proposed Tag-Along Sale. In addition to the foregoing, the Transferring Partner shall deliver or cause to be delivered to each other Partner copies of all material transaction documents relating to the Tag-Along Sale as the same become available. Each Partner (other than the Transferring Partner) may exercise its right to participate in the Tag-Along Sale (any Partner so exercising, a “Tagging Partner”) on the terms set forth in the Tag-Along Notice by delivering written notice to the Company and the Transferring Partner (a “Tag-Along Exercise Notice”) no later than ten (10) days following receipt of a Tag-Along Notice (the “Tag-Along Period”) and specifying the portion of its Tag-Along Portion of the Tag-Along Units that it wishes to be included in the Tag-Along Sale. Any Partner who fails to provide a Tag-Along Exercise Notice prior to the expiration of the Tag-Along Period shall be deemed to have waived its Tag-Along Rights hereunder and shall not be entitled to participate in the Tag-Along Sale; provided, however, that all such Partners shall be entitled to a new Tag-Along Notice if the Transferring Partner subsequently agrees to terms that are materially more favorable to the Transferring Partner than those in the prior Tag-Along Notice, including but not limited to, a price per Common Unit that is greater than the price per Common Unit set forth in the prior Tag-Along Notice. The election of each Tagging Partner set forth in a Tag-Along Exercise Notice shall be irrevocable, and such Tagging Partner shall be bound and obligated to consummate the Transfer of its Common Units on the terms and conditions set forth in this Section 7.3. Any Tagging Partner may elect to sell in the Tag-Along Sale less than its full Tag-Along Portion of the Tag-Along Units, in which case the Transferring Partner shall have the right to sell the Common Units not elected to be sold by such Tagging Partner.

(c)      Any Tagging Partner electing to exercise its Tag-Along Rights shall take, or cause to be taken, all commercially reasonable action, and do, or cause to be done, all things commercially reasonable to consummate and make effective the Tag-Along Sale, including executing any purchase agreement or other certificates, instruments and other agreements required to consummate the Tag-Along Sale and using commercially reasonable efforts to obtain all necessary consents and take such other actions as may be necessary to effectuate the intent of the foregoing. In accordance with the foregoing:

(i)           each Tagging Partner shall execute the same agreements and other documents on the same terms and conditions as the Transferring Partner (including, without limitation, price, time of payment and form of consideration);

(ii)          each Tagging Partner must agree to make to the Proposed Transferee representations, warranties, covenants, indemnities and agreements the same mutatis mutandis as those made by the Transferring Partner in connection with the Tag-Along Sale and agree to the same conditions to the Tag-Along Sale as the Transferring Partner agrees; provided, however, that a Tagging Partner shall not be required to provide individual representations, warranties, covenants or agreements other than individual representations, warranties, covenants and agreements related to such Tagging Partner’s (A) ownership of and title to the Common Units it is Transferring in such Tag-Along Sale, (B) authority to enter in the Tag-Along Sale, and (C) conflicts and consents related to such Tag-Along Sale;

(iii)         the liability of the Transferring Partner and each Tagging Partner with respect to breaches of representations, warranties and covenants relating to the Company and its business (and not individual representations, warranties and covenants relating to the Transferring Partner and each Tagging Partner) shall be (A) apportioned pro rata among the Transferring Partner and each Tagging Partner based on the aggregate consideration received by the Transferring Partner and each Tagging Partner in the Tag-Along Sale, and (B) in an amount not to exceed the net proceeds received by the Transferring Partner and each Tagging Partner in connection with the Tag-Along Sale;

(iv)         other than a customary confidentiality covenant, neither the Transferring Partner nor any Tagging Partner shall be obligated to enter into any non-competition, non-solicitation or other post-closing covenant that restricts its activities in any way; and

(v)          the Transferring Partner and each Tagging Partner shall be responsible for its proportionate share of the costs of the Tag-Along Sale to the extent not paid or reimbursed by the Proposed Transferee or the Company, provided, however, that (A) costs incurred by or on behalf of the Transferring Partner or any Tagging Partner (collectively, the “Tag-Along Parties” and each a “Tag-Along Party”) for its sole benefit will not be considered for the benefit of all Tag-Along Parties and the Tag-Along Party who was the sole beneficiary of such costs shall be solely responsible for the payment thereof; and (B) and no Partner shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Tag-Along Sale.

(d)       If the Tag-Along Sale does not close within ninety (90) days after the date of delivery of the Tag-Along Notice, plus such additional period of time as determined by the Management Committee to be necessary or required to permit all applicable governmental consents and/or approvals to the Tag-Along Sale to be obtained, the Partners shall be released from their obligations with respect to such Tag-Along Sale; provided, however, that the provisions of this Section 7.3 shall continue to apply to any future Transfers that otherwise come within its terms. Notwithstanding anything contained herein to the contrary, there shall be no liability on the part of the Transferring Partner or any of its Affiliates if any Tag-Along Sale is not consummated for whatever reason. For the avoidance of doubt, the determination of whether to effect a Tag-Along Sale shall be in the sole and absolute discretion of the Transferring Partner.

(e)       If the Transferring Partner sells or otherwise transfers any Common Units in breach of this Section 7.3, then each Partner shall have a right to sell to the Transferring Partner, and the Transferring Partner shall have an obligation to purchase from each Partner, the number of Common Units that such Partner would have had the right to sell if the Transferring Partner had complied with this Section 7.3, for a per share amount and form of consideration and upon the terms and conditions by which the Transferring Partner agreed to Transfer its Common Units, but without indemnity being granted by any Tagging Partner to the Transferring Partner (except with respect to breaches of representations and warranties of the Tagging Partner relating to title, ownership and authority); provided that nothing contained in this Section 7.3(e) shall preclude any Partner from seeking alternative remedies against such Transferring Partner as a result of its breach of this Section 7.3. The Transferring Partner shall also reimburse each Tagging Partner for any and all reasonable and documented out-of-pocket expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Tagging Partner’s rights under this Section 7.3(e).

(f)       Notwithstanding anything contained in this Agreement or any other Transaction Document to the contrary, any and all proceeds (the “Tag-Along Proceeds”) that are received by and/or otherwise allocable to Network Sub pursuant to the closing of a Tag-Along Sale or the sale of any Common Units by Network Sub in accordance with Section 7.3(e) (each, a “Tag-Along Closing”) shall be paid or otherwise allocated to Centene and/or Centene Sub (as applicable) and applied in prepayment of any Network Sub Debt outstanding as of the Tag-Along Closing (collectively, the “Tag-Along Reduction”). For the avoidance of doubt, the amount of any Tag-Along Proceeds in excess of the Tag-Along Reduction shall belong to and may be retained by Network Sub.

Section 7.4            Drag-Along Rights.

(a)        At any time that a Controlling Partner (the “Dragging Partner”) agrees to consummate a Drag-Along Sale with a Third Party Purchaser (the “Drag-Along Buyer”), the Dragging Partner has the right (a “Drag-Along Right”) to compel each other Partner (collectively, the “Dragged Partners”) to participate in such Drag-Along Sale in the manner set forth in this Section 7.4. For purposes of this Agreement, a “Drag-Along Sale” shall mean any transaction or series of related transactions with a Third Party Purchaser approved by a Controlling Partner and resulting in (i) the sale of all, but not less than all, of the Common Units held by such Controlling Partner; or (ii) the sale, lease, exchange, conveyance, transfer or other disposition of all or substantially all of the property and assets of the Company, whether by way of consolidation, conversion, merger, sale of Common Units, sale of assets or other similar type of business combination. Notwithstanding the foregoing, the provisions set forth in this Section 7.4 shall not apply to or be activated by (A) any Permitted Transfer; or (B) any Transfer of Preferred Units. Notwithstanding the foregoing, in the event that Centene Sub (or any transferee, assign or successor of Centene Sub), in its capacity as the Controlling Partner elects to exercise the Drag-Along Right, then at the closing of the applicable Drag-Along Sale (the “Drag-Along Closing”) and as a condition precedent to the consummation thereof, Centene Sub shall pay the Drag-Along Premium to Network Sub. For purposes of this Agreement, the “Drag-Along Premium” shall mean an amount equal to the product of (1) Seven Hundred Fifty Dollars ($750.00), multiplied by (2) the aggregate number of Provider Shares issued and outstanding to Investors and Subscribing FQHCs as of the date of the Drag-Along Notice.

(b)       The Dragging Partner shall notify the Company and all other Partners in writing of a proposed Drag-Along Sale and the exercise of its Drag-Along Rights (a “Drag-Along Notice”) at least thirty (30) days prior to the anticipated closing date for such proposed Drag-Along Sale, which Drag-Along Notice shall identify (i) to the extent that the Drag-Along Sale is structured as a sale of Common Units, the number of Common Units proposed to be Transferred in the Drag-Along Sale (the “Drag-Along Units”); (ii) the name and address of the Drag-Along Buyer; (iii) the material terms and conditions of the proposed Drag-Along Sale, including, without limitation, the proposed amount and form of consideration to be paid by the Drag-Along Buyer; and (iv) the estimated effective date of the proposed Drag-Along Sale. In addition to the foregoing, the Dragging Partner shall deliver or cause to be delivered to each Dragged Partner copies of all material transaction documents relating to the Drag-Along Sale as the same become available.

(c)        If the Drag-Along Sale is structured as a Transfer of Common Units, the Dragging Partner and each Dragged Partner shall Transfer to the Drag-Along Buyer a number of Common Units equal to the product obtained by multiplying (i) the number of Drag-Along Units by (ii) a fraction (A) the numerator of which is equal to the number of Common Units then held by the Dragging Partner or such Dragged Partner, as the case may be, and (B) the denominator of which is equal to the number of Common Units owned by all Partners (including, for the avoidance of doubt, the Dragging Partner). If the Drag-Along Sale is structured as a consolidation, conversion, merger or other business combination, or a sale or other disposition or exchange of all or substantially all of the assets of the Company, each Dragged Partner shall vote in favor thereof, and otherwise consent to and raise no objection to such Drag-Along Sale, and the Dragged Partners shall waive any dissenters’ rights, appraisal rights or similar rights, if any, which the Dragged Partners may have in connection therewith.

(d)        Prior to or in connection with the closing of any Drag-Along Sale, each Dragged Partner and the Company shall take, or cause to be taken, all commercially reasonable actions, and do, or cause to be done, all things commercially reasonable or advisable to consummate or make effective such Drag-Along Sale, including executing any purchase agreement or other certificates, instruments and other agreement required to consummate and make effective such proposed Drag-Along Sale, and using commercially reasonable efforts to obtain all necessary consents and take such other actions as may be necessary to effectuate the intent of the foregoing. In accordance with the foregoing:

(i)           each Dragged Partner shall execute the same agreements and other documents on the same terms and conditions as the Dragging Partner (including, without limitation, price, time of payment and form of consideration);

(ii)          each Dragged Partner must agree to make to the Drag-Along Buyer representations, warranties, covenants, indemnities and agreements the same mutatis mutandis as those made by the Dragging Partner in connection with the Drag-Along Sale and agree to the same conditions to the Drag-Along Sale as the Dragging Partner agrees; provided, however, that a Dragged Partner shall not be required to provide individual representations, warranties, covenants or agreements other than individual representations, warranties, covenants and agreements related to such Dragged Partner’s (A) ownership of and title to the Common Units it is transferring in such Drag-Along Sale (if any), (B) authority to enter in the Drag-Along Sale, and (C) conflicts and consents related to such Drag-Along Sale;

(iii)         the liability of the Dragging Partner and each Dragged Partner with respect to breaches of representations, warranties and covenants relating to the Company and its business (and not individual representations, warranties and covenants relating to the Dragging Partner and each Dragged Partner) shall be (A) apportioned pro rata among the Dragging Partner and each Dragged Partner based on the aggregate consideration received by the Dragging Partner and each Dragged Partner in the Drag-Along Sale, and (B) in an amount not to exceed the net proceeds received by the Dragging Partner and each Dragged Partner in connection with the Drag-Along Sale;

(iv)         other than a customary confidentiality covenant, neither the Dragging Partner nor any Dragged Partner shall be obligated to enter into any non-competition, non-solicitation or other post-closing covenant that restricts its activities in any way; and

(v)          the Dragging Partner and each Dragged Partner shall be responsible for its proportionate share of the costs of the Drag-Along Sale to the extent not paid or reimbursed by the Drag-Along Buyer or the Company.

(e)        If the Drag-Along Sale does not close within ninety (90) days after the date of delivery of the Drag-Along Notice, plus such additional period of time as determined by the Management Committee to be necessary or required to permit all applicable governmental consents and/or approvals to the Drag-Along Sale to be obtained, the Partners shall be released from their obligations with respect to such Drag-Along Sale, the Controlling Partner shall reimburse each other Partner for any and all reasonable and documented out-of-pocket expenses, including reasonable legal fees and expense, incurred pursuant to the exercise or the attempted exercise of the Controlling Partner’s rights under this Section 7.4 and the provisions of this Section 7.4 shall again apply to any future Transfers that otherwise come within its terms. Notwithstanding anything contained herein to the contrary, there shall be no liability on the part of the Dragging Partner or any of its Affiliates if any Drag-Along Sale is not consummated for whatever reason. For the avoidance of doubt, the determination of whether to effect a Drag-Along Sale shall be in the sole and absolute discretion of the Dragging Partner.

(f)        Subject to Section 7.4(a), notwithstanding anything contained in this Agreement or any other Transaction Document to the contrary, any and all proceeds resulting from the Drag-Along Sale that are received by and/or otherwise allocable to Network Sub (the “Network Sub Proceeds”) shall be reduced by an amount equal to the amount of any and all Network Sub Debt outstanding as of the Drag-Along Closing (collectively, the “Drag-Along Reduction”), which amount shall be paid or otherwise allocated to Centene and/or Centene Sub (as applicable) in repayment of such outstanding Network Sub Debt. For the avoidance of doubt, the amount of any Network Sub Proceeds in excess of the Drag-Along Reduction shall belong to and may be retained by Network Sub. Following the Drag-Along Closing and the application of the Network Sub Proceeds in accordance with this Section 7.4(f), as well as any final excess cash flow payments required under the provisions of the Loan Documents, any remaining principal balance of Network Sub Debt shall be forgiven, but only to the extent of that portion of the remaining principal balance, if any, that exceeds the sum of (i) one hundred percent (100%) of all Network Sub Services Agreement Receivables that are aged thirty (30) days or less as of the Drag-Along Closing; and (ii) the amount that, under the Loan Documents, would have been payable by Network Sub to Centene as excess cash flow with respect to any Network Sub Services Agreement Receivables that are aged more than thirty (30) days as of the Drag-Along Closing, had such Network Sub Services Agreement Receivables been timely paid.

Section 7.5            Put Rights of Network Sub.

(a)        Promptly following the occurrence of an Optional Put Triggering Event (but in any event, no more than fifteen (15) days thereafter), Centene Sub shall provide written notice thereof to Network Sub (the “Put Trigger Notice”). Subject to the provisions of this Section 7.5, upon the receipt of a Put Trigger Notice, Network Sub shall have the right (an “Optional Put Right”), but not the obligation, to sell, and Centene Sub will have the obligation to purchase, all, but not less than all, of the Partnership Units held by Network Sub (the “Put Units”) for an amount equal to the Put Purchase Price. If, following the receipt of a Put Trigger Notice, Network Sub desires to exercise its Optional Put Right pursuant to this Section 7.5(a), Network Sub shall, within fifteen (15) days following the receipt of a Put Trigger Notice (the “Put Exercise Period”), provide written notice to Centene Sub of its intent to exercise its Optional Put Right (a “Put Exercise Notice”) and, promptly thereafter, Centene Sub and Network Sub shall, in accordance with Section 7.5(d) and Section 7.6 of this Agreement, cause the Put Purchase Price to be determined. In the event that Network Sub fails to provide a Put Exercise Notice to Centene Sub prior to the expiration of the Put Exercise Period, Network Sub shall be deemed to have waived its Optional Put Right and Centene Sub shall not be required to purchase the Put Units as provided herein. By delivering a Put Exercise Notice to Centene Sub, Network Sub shall be deemed to have represented and warranted to Centene Sub that (i) Network Sub has full right, title and interest in and to the Put Units; (ii) Network Sub has all necessary power and authority and has taken all necessary action to sell the Put Units as contemplated by this Section 7.5(a); and (iii) the Put Units are free and clear of any and all Encumbrances other than those arising as a result of or under the provisions of this Agreement and the Governing Documents of the Company.

(b)       Upon the occurrence of a Mandatory Put Triggering Event, Network Sub shall, subject to the provisions of this Section 7.5, be required to sell, and Centene Sub will have the obligation to purchase, all, but not less than all, of the Put Units for an amount equal to the Put Purchase Price. Promptly following the occurrence of a Mandatory Put Triggering Event and the issuance of a Fundamental Breach Termination Notice, Centene Sub and Network Sub shall, in accordance with Section 7.5(d) and Section 7.6 of this Agreement, cause the Put Purchase Price to be determined. In connection with any sale of the Put Units in accordance with this Section 7.5(b), Network Sub shall be deemed to have represented and warranted to Centene Sub that (i) Network Sub has full right, title and interest in and to the Put Units; (ii) Network Sub has all necessary power and authority and has taken all necessary action to sell the Put Units as contemplated by this Section 7.5(b); and (iii) the Put Units are free and clear of any and all Encumbrances other than those arising as a result of or under the provisions of this Agreement and the Governing Documents of the Company.

(c)        The closing of any sale of Put Units pursuant to Section 7.5(a) or Section 7.5(b) (the “Put Closing”) shall take place no later than one hundred and eighty (180) days following, as applicable, (i) Centene Sub’s receipt of a Put Exercise Notice; or (ii) the issuance of a Fundamental Breach Termination Notice (each, a “Put Initiation Event”) (provided that, in each case, such period of time may be extended as reasonably necessary in order to determine the Put Purchase Price in accordance with Section 7.5(d) and Section 7.6). At the Put Closing, (A) Network Sub shall deliver to Centene Sub, one or more certificates, properly endorsed for transfer, representing the Put Units being sold to Centene Sub, accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary; (B) Centene Sub shall pay the Put Purchase Price to Network Sub by wire transfer of immediately available funds to an account designated by Network Sub; and (C) each of Centene Sub and Network Sub shall take all actions as may be reasonably necessary to consummate the sale of the Put Units, including, without limitation, entering into agreements and delivering certain other certificates, instruments and consents as may be deemed reasonably necessary or appropriate.

(d)       Notwithstanding anything contained in this Agreement or any other Transaction Document to the contrary, any and all proceeds resulting from the Put Closing that are received by and/or otherwise allocable to Network Sub (the “Put Closing Proceeds”) shall be reduced by an amount equal to the amount of any and all Network Sub Debt outstanding as of the Put Closing (collectively, the “Put Reduction”), which amount shall be paid or otherwise allocated to Centene and/or Centene Sub (as applicable) in repayment of such outstanding Network Sub Debt. For the avoidance of doubt, the amount of any Put Closing Proceeds in excess of the Put Reduction shall belong to and may be retained by Network Sub. Following a Put Closing resulting solely from the occurrence of a Mandatory Put Triggering Event and the application of the Put Closing Proceeds in accordance with this Section 7.5(d), as well as any final excess cash flow payments required under the provisions of the Loan Documents, any remaining principal balance of Network Sub Debt shall be forgiven, but only to the extent of that portion of the remaining principal balance, if any, that exceeds the sum of (i) one hundred percent (100%) of all Network Sub Services Agreement Receivables that are aged thirty (30) days or less as of the Put Closing; and (ii) the amount that, under the Loan Documents, would have been payable by Network Sub to Centene as excess cash flow with respect to any Network Sub Services Agreement Receivables that are aged more than thirty (30) days as of the Put Closing, had such Network Sub Services Agreement Receivables been timely paid.

(e)        For purposes of this Agreement:

(i)           “Put Purchase Price” shall be an amount equal to (A) the Per Unit Value multiplied by the number of Put Units, less (B) the Network Credit Reduction (but only to the extent that the Put Closing occurs on or prior to the expiration of the initial term of the NCDHB Contract); and

(ii)          “Per Unit Value” shall be an amount equal to the quotient obtained when dividing the Fair Market Value of the Company (as determined in accordance with Section 5.6) by the number of Common Units issued and outstanding as of the Put Initiation Event.

(f)        For the sake of clarity, the occurrence of a Centene Change of Control and the resulting Optional Put Triggering Event shall not be deemed to constitute a Tag-Along Sale under Section 5.3 of this Agreement or otherwise entitle any other Partner to exercise the rights afforded to it thereunder.

Section 7.6            Fair Market Value.

(a)        For purposes of determining the Per Unit Value and the resulting Put Purchase Price, the “Fair Market Value” shall mean, as of the date of the Put Initiation Event, the fair market value of the equity of the Company (net of any Indebtedness and Preferred Obligations of the Company), as determined by Centene Sub, Network Sub and the FMV Appraisers (as applicable) in good faith in accordance with the procedures set forth in this Section 7.6, taking into account any and all reasonable and appropriate factors impacting such value, including, without limitation, (i) the earnings and other financial information of the Company and its Subsidiaries; (ii) the prospects of the Company and its Subsidiaries and the industries in which they compete; and (iii) the value of privately held companies engaged in businesses substantially similar to the Company and its Subsidiaries; provided, however, that any discounts for lack of control, marketability and liquidity shall not be taken into account.

(b)       For a period of thirty (30) days (the “Negotiation Period”) following the occurrence of a Put Initiation Event, Centene Sub and Network Sub shall negotiate in good faith in an effort to reach an agreement with respect to the Fair Market Value as of the Put Initiation Event. If, prior to the expiration of the Negotiation Period, Centene Sub and Network Sub are unable to agree upon the Fair Market Value, then within ten (10) days thereafter, each of Network Sub and Centene Sub shall designate a Qualified Appraiser (each a “Designated Appraiser” and together, the “Designated Appraisers”) and deliver written notice of such designation to each other. The Designated Appraisers shall, within thirty (30) days after the first party designates its appraiser, each determine the Fair Market Value and submit such determination to Centene Sub and Network Sub (the “Initial Appraisals”). If either Centene Sub or Network Sub does not promptly select a Designated Appraiser or if a Designated Appraiser fails to deliver its determination of the Fair Market Value within the thirty (30) day period following designation, then the determination of the Fair Market Value by the sole Designated Appraiser shall control. In the event that the Fair Market Values set forth in the Initial Appraisals are within ten percent (10%) of each other (as measured with reference to the higher appraisal), then the final and binding Fair Market Value for purposes of this Agreement shall be the average of the Initial Appraisals.

(c)       In the event that the Fair Market Values set forth in the Initial Appraisals differ by more than ten percent (10%) (as measured with reference to the higher appraisal), then within ten (10) days following the receipt of the final Initial Appraisal, the Designated Appraisers shall jointly select another Qualified Appraiser (the “Final Appraiser” and together with the Designated Appraisers, the “FMV Appraisers”) and direct the Final Appraiser to make a determination of the Fair Market Value within thirty (30) days of such selection (the “Final Appraisal” and together with the Initial Appraisals, the “FMV Appraisals”). Promptly following the selection of the Final Appraiser, the Designated Appraisers shall provide the Final Appraiser with their reports and work papers relating to their determination of Fair Market Value. Upon the completion of the Final Appraisal, the final and binding Fair Market Value for purposes of this Agreement shall be equal to the average of the Fair Market Values set forth in the two FMV Appraisals which are closest in value.

(d)       In making a determination of the Fair Market Value of the Company hereunder, the FMV Appraisers shall complete the FMV Appraisals in accordance prevailing professional standards and any additional rules and procedures as may be determined by the mutual agreement of Centene Sub and Network Sub. In the event that a Mandatory Put Triggering Event has occurred, any claims for damages shall be disregarded in determining Fair Market Value, but the FMV Appraisers may take into account any loss in value as a result of the termination of the CMC Management Agreement or the Network Sub Services Agreement due to a Fundamental Breach thereunder. Centene Sub and Network Sub shall bear all appraisal related fees and costs of the Designated Appraiser it selects in accordance with this Section 7.6 and, as applicable, Centene Sub and Network Sub shall share equally in the appraisal related fees and costs of the Final Appraiser.

ARTICLE VIII
DISTRIBUTIONS

Section 8.1           Distributions. Subject to Section 8.2 of this Agreement, the Management Committee shall have sole discretion regarding the amounts and timing of distributions of available cash to the Partners, including to decide to forego payment of such distributions in order to provide for the retention and establishment of reserves of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Company (which needs may include the payment or the making of provision for the payment when due of the Company’s obligations, including, but not limited to, present and anticipated debts and obligations, capital needs and expenses, the payment of any management or administrative fees and expenses, and reasonable reserves for contingencies). Any distribution authorized by the Management Committee in accordance with this Section 8.1 shall be made to the Partners in the following manner: (a) first, towards the payment and satisfaction of any Preferred Obligations which remain outstanding as of the date of such distribution; and (b) second, after payment of all amounts required to satisfy Section 8.1(a) in full, to each Partner pro rata in proportion to their respective Percentage Interests.

Section 8.2            Limitations on Distributions. Notwithstanding anything to the contrary in this Article VIII, the Company shall not make any distribution to the Partners, and no Partner shall be entitled to receive any such distribution to the extent that, after giving effect to the distribution: (a) the Company would not be able to pay its debts as they become due in the usual course of business; or (b) the Company’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved, wound up, and terminated at the time of the distribution, to satisfy the preferential rights upon dissolution, winding up, and termination of Partners whose preferential rights are superior to those receiving the distribution, if any.

ARTICLE IX
DUTIES; EXCULPATION AND INDEMNIFICATION

Section 9.1            Duties of Managers. Each Manager shall owe such duty of loyalty and due care to the Company to the same extent as is required of a director of a Delaware corporation under the DGCL and any other applicable Delaware Law, and shall discharge such Manager’s duties in good faith with the care an ordinary prudent Person in like position would exercise under similar circumstances and in a manner such Manager reasonably believes to be in the best interests of the Company. In so acting, each Manager shall enjoy any and all protections to the same extent afforded to the directors of a Delaware corporation under the DGCL and any other applicable Delaware Law, including without limitation those afforded by the business judgment rule and the presumptions afforded thereby and the limitation on personal liability to the maximum extent permitted by Section 102(b)(7) of the DGCL as if the provisions thereof were set forth in this Agreement.

Section 9.2            Exculpation. No Partner, Manager or Officer of the Company (each a “Company Party”) shall be liable to the Company or to any Partner for any Losses arising from, related to, or in connection with, this Agreement or the business or affairs of the Company, except for any such Losses as are determined by final judgment of a court of competent jurisdiction to have resulted from (a) actions taken by such Company Party that are outside the scope of such Company Party’s duties and authority; or (b) such Company Party’s gross negligence, intentional misconduct, knowing violation of Law, or breach of the provisions of Section 9.1 (as applicable) or any of the other provisions of this Agreement or any other Transaction Document.

Section 9.3            Indemnification.

(a)        The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such Person is or was or has agreed to become a Partner, Manager or Officer of the Company, or is or was serving or has agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges and other expenses (including attorneys’ fees) (“Expenses”), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such action, suit or proceeding and any appeal thereof if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such Person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a Person did not act in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such Person’s conduct was unlawful. For purposes of this Section 9.3, “serving or has agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise” shall include any service by a Partner, Manager or Officer of the Company as a director, officer, employee, agent or fiduciary of such other corporation, partnership, joint venture, trust or other enterprise, or with respect to any employee benefit plan (or its participants or beneficiaries) of the Company or any such other enterprise.

(b)       The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Person is or was or has agreed to become a Partner, Manager or Officer of the Company or is or was serving or has agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise or by reason of any action alleged to have been taken or omitted in such capacity against Expenses actually and reasonably incurred by such Person in connection with the investigation, defense or settlement of such action or suit and any appeal thereof if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such Expenses which the Court of Chancery of Delaware or such other court shall deem proper.

(c)        To the extent that any Person referred to in Section 9.3(a) or Section 9.3(b) has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding referred to in Section 9.3(a) or Section 9.3(b) or in defense of any claim, issue or matter therein, such Person shall be indemnified against Expenses actually and reasonably incurred by such Person in connection therewith.

(d)        Any indemnification of a Person under Section 9.3(a) or Section 9.3(b) (unless ordered by a court of competent jurisdiction) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of such Person is proper in the circumstances because such Person has met the applicable standard of conduct set forth in Section 9.3(a) or Section 9.3(b) (as applicable). Such determination shall be made (i) by the Management Committee by a majority vote of a quorum consisting of Managers who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested Manager so directs, by independent legal counsel in a written opinion, or (iii) by the Partners.

(e)       Expenses incurred by a Person eligible to be indemnified under Section 9.3(a) or Section 9.3(b) while defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding and appeal upon receipt by the Company of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that such Person is not entitled to be indemnified by the Company.

(f)       The determination of the entitlement of any Person to indemnification under Section 9.3(a), Section 9.3(b) or Section 9.3(c) or to advancement of Expenses under Section 9.3(e) shall be made promptly, and in any event within thirty (30) days after the Company has received a written request for payment from or on behalf such Person and payment of amounts due under such sections shall be made immediately after such determination. If no disposition of such request is made within said thirty (30) days or if payment has not been made within ten (10) days thereafter, or if such request is rejected, the right to indemnification or advancement of Expenses provided by this Section 9.3 shall be enforceable by or on behalf of such Person in any court of competent jurisdiction. In addition to the other amounts due under this Section 9.3, Expenses incurred by or on behalf of a Person in successfully establishing their right to indemnification or advancement of Expenses under this Section 9.3, whether in whole or in part, in any such action (or settlement thereof) shall be paid by the Company.

(g)       The indemnification and advancement of Expenses provided by this Section 9.3 shall not be deemed exclusive of any other rights to which any Person seeking indemnification or advancement of Expenses may be entitled under any law (common or statutory), agreement or otherwise, both as to action in such Person’s official capacity and as to action in another capacity while holding such office, or while employed by or acting as a Partner, Manager or Officer of the Company or as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, and shall continue as to any Person who has ceased to be a Partner, Manager or Officer and shall inure to the benefit of the successors, heirs, executors and administrators of such Person.

(h)        All rights to indemnification and advancement of Expenses provided by this Section 9.3 shall be deemed to be a contract between the Company and each Partner, Manager or Officer of the Company who serves, served or has agreed to serve in such capacity, or at the request of the Company as director or officer of another corporation, partnership, joint venture, trust or other enterprise, at any time while this Section 9.3 is in effect, and any repeal or modification of this Section 9.3 shall not in any way diminish any rights to indemnification of or advancement of Expenses to any such Partner, Manager or Officer of the Company or the obligations of the Company with respect thereto.

Section 9.4            Extension of Indemnity. The Management Committee may, by resolution, extend the provisions of Section 9.3 pertaining to indemnification and advancement of Expenses to any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person is or was or has agreed to become an employee, agent or fiduciary of the Company or is or was serving or has agreed to serve at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise or with respect to any employee benefit plan (or its participants or beneficiaries) of the Company or any such other enterprise.

Section 9.5            Primacy of Indemnification. (a) The Parties acknowledge that certain Company Parties may have rights to indemnification, contribution and/or advancement of expenses provided by a Person other than the Company (such Person, a “Responsible Party”). Notwithstanding anything contained herein to the contrary, the Parties agree that the Company (a) shall be the indemnitor of first resort and any obligations it has to indemnify any Company Parties pursuant to Section 9.3 of this Agreement (the “Indemnity Arrangements”) are primary and shall supersede the obligation of any Responsible Party to provide indemnification, contribution or to advance expenses for the same expenses or liabilities incurred by such Company Party; (b) shall be liable for all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of the Company Party, but only to the extent legally permitted and as required by the Indemnity Arrangements, without regard to any rights such Company Party may have against any Responsible Parties; and (c) hereby irrevocably waives, relinquishes and releases the Responsible Parties from any claims for contribution, subrogation or any other recovery of any kind arising out of or relating to any Indemnity Arrangement. For the avoidance of doubt, any insurance company providing insurance coverage to the Company or any Company Party shall not constitute a Responsible Party under this Agreement. The Parties further agree that no advancement, contribution or indemnification payment by any Responsible Party on behalf of any Company Party shall affect the foregoing, and such Responsible Party shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Company Party against the Company under the provisions of this Agreement.

Section 9.6            Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was or has agreed to become a Manager or Officer of the Company, or is or was serving or has agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him/her and incurred by him/her in any such capacity, or arising out of his/her status as such, whether or not the Company would have the power to indemnify him/her against such liability under the provisions of Section 9.3.

Section 9.7            Contribution.

(a)       Subject to the terms and conditions of this Agreement, including, without limitation, the rights and obligations of the Parties pursuant to Section 9.3 and Section 9.5, as well as the limitations set forth in Section 9.7(c), the Partners agree that each Partner shall be liable for and shall bear its Percentage Interest of any Losses incurred by any Partner as a result of any claim or action against such Partner in respect of a Partnership Liability (a “Partnership Loss”). Accordingly, in the event that any Partner becomes obligated to make a payment in respect of any Partnership Loss, each Partner shall, within three (3) Business Days upon receipt of written notice in respect thereof, contribute cash towards the satisfaction and payment of such Partnership Loss of an amount equal to such Partner’s Percentage Interest of such Partnership Loss (such contribution, a “Partnership Loss Contribution”). The failure of any Partner to provide or receive any notice required in accordance with the provisions of this Section 9.7(a) shall not relieve such Partner of its obligations hereunder.

(b)        In the event that any Partner fails to make a payment of any amounts due and payable by such Partner in respect of a Partnership Loss Contribution, such Partner shall be in default hereunder (a “Defaulting Partner”) and the Partner entitled to the receipt of the Partnership Loss Contribution shall be (i) permitted to pursue all legal and equitable remedies available under applicable Law for the collection of the Partnership Loss Contribution from the Defaulting Partner; and (ii) entitled to recover all costs and expenses (including reasonable legal fees) incurred in collecting (or attempting to collect) the Partnership Loss Contribution. In addition to the foregoing, any defaulted payment shall bear interest during the period of default at an annual rate equal to the greater of ten percent (10%), or three percent (3%) in excess of the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date the defaulted payment was required to have been made.

(c)        Notwithstanding any other provision of this Agreement to the contrary, in the event that a Partnership Liability is determined to have been caused by or otherwise arisen out of the failure of a Partner (such Partner, the “Responsible Partner”) to act in good faith and in a manner such Responsible Partner reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such Responsible Partner’s conduct was unlawful (such Partnership Liability, an “Individual Partner Liability”), then (i) in no event shall the Responsible Partner be entitled to any claim for contribution under this Section 9.7 from any other Partners (collectively, the “Other Partners”) with respect to any Loss incurred by such Responsible Partner as a result of the Individual Partner Liability; and (ii) the Responsible Partner shall indemnify, defend and hold harmless the Company and each of the Other Partners for, from and against any and all Losses incurred to the extent arising out of, resulting from or in connection with such Individual Partner Liability.

ARTICLE X
DISSOCIATION; DISSOLUTION; LIQUIDATION

Section 10.1        Dissociation; Bankruptcy of a Partner.

(a)        A Partner shall not cease to be a Partner as a result of the Bankruptcy of such Partner or as a result of any other events specified in Section 15-601 of the Act, and no Partner shall have the right to dissociate from the Company for any reason. However, if despite such prohibition a Partner gives the Company written notice of its desire to dissociate from the Company pursuant to its right under Sections 15-601(1) and 15-602(a) of the Act (as required in accordance with Section 15-103(b)(4)), such Partner shall be dissociated from the Company; provided, however, that any such dissociation will be wrongful and a breach of this Agreement (in the manner provided for in Section 15-602(b) of the Act). In the event that a Partner wrongfully dissociates or attempts to dissociate: (i) such Partner will be liable to the Company and the other Partners for all Losses caused by such dissociation, resignation or withdrawal, including any incidental, indirect, special, exemplary, punitive, or consequential damages of any kind or nature; (ii) such Partner shall no longer have the right to vote or participate in any manner in the management or conduct of the Company’s activities; and (iii) the Company shall have the right, but not the obligation, to purchase such Partner’s Partnership Units in accordance with provisions of Section 15-701(a) of the Act for an amount equal to the Discounted Value, the payment of which shall be made pursuant to a subordinated promissory note from the Company to the dissociated Partner payable in a single balloon payment of principal and accrued interest five (5) years following the effective date of such event of dissociation and accruing interest at the mid-term Applicable Federal Rate under Internal Revenue Code Section 1274 as reported by the Internal Revenue Service to be in effect on the date of the event of dissociation. For the avoidance of doubt, the Bankruptcy, dissociation or attempted dissociation of a Partner shall not result in the dissolution of the Company.

(b)       Notwithstanding anything contained in this Agreement or any other Transaction Document to the contrary, in the event that Network Sub has wrongfully dissociated from the Company as provided in Section 10.1(a) and the Company elects to repurchase Network Sub’s Partnership Units in accordance with Section 10.1(a)(iii) of this Agreement, than any and all proceeds that are received by and/or otherwise allocable to Network Sub (the “Dissociation Proceeds”) shall be reduced by an amount equal to the amount of any and all Network Sub Debt outstanding as of the date of repurchase (collectively, the “Dissociation Reduction”), which amount shall be paid or otherwise allocated to Centene and/or Centene Sub (as applicable) in repayment of such outstanding Network Sub Debt. For the avoidance of doubt, the amount of any Dissociation Proceeds in excess of the Dissociation Reduction shall belong to and may be retained by Network Sub.

Section 10.2        Dissolution. The Company shall continue in full force and effect in perpetuity, except that the Company shall be dissolved and its affairs wound up prior to such date upon the first to occur of the following events (each, an “Event of Dissolution”):

(a)        the approval by all Partners by execution of a unanimous written consent;

(b)        upon the occurrence of an Initial Public Offering;

(c)        upon the Supermajority Approval of the Management Committee;

(d)        upon the occurrence of any of the events set forth in Sections 15-801(4), (5) or (6) of the Act; or

(e)        at any time there are not at least two (2) Partners.

Section 10.3        Effectiveness of Dissolution. (a)Dissolution of the Company shall be effective on the day on which the Event of Dissolution described in Section 10.2 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 10.4 and the Statement of Dissolution shall have been filed as provided in Section 10.5.

Section 10.4        Liquidation. (a)If the Company is dissolved pursuant to Section 10.2, the Company shall be liquidated and its business and affairs wound up in accordance with the Act and the following provisions:

(a)        Liquidator. The Management Committee, or, if the Management Committee is unable to do so, a Person selected by the Management Committee, shall act as liquidator to wind up the Company (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b)       Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a nationally recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c)       Distribution of Proceeds. The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation (“Liquidation Proceeds”) in the following order of priority, unless otherwise required by mandatory provisions of applicable Law:

(i)           First, to the payment of all of the Company’s debts and liabilities (including, without limitation, any Preferred Debt) to its creditors (including Partners, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii)         Second, if Liquidation Proceeds remain after payment of all amounts required to satisfy Section 10.4(c)(i), to the establishment of and additions to reserves that are determined by the Management Committee in its sole discretion to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company;

(iii)        Third, if Liquidation Proceeds remain after payment of all amounts required to satisfy Section 10.4(c)(i)-(ii), to the payment of any Preferred Obligations; and

(iv)        Fourth, subject to Section 10.4(d), if Liquidation Proceeds remain after payment of all amounts required to satisfy Section 10.4(c)(i)-(iii); any remaining Liquidation Proceeds shall be distributed to the Partners, on a pro rata basis equal to their respective Percentage Interests.

(d)       Network Sub Debt. Notwithstanding anything contained in this Agreement or any other Transaction Document to the contrary, any and all amounts that are received by and/or otherwise allocable to Network Sub pursuant to Section 10.4(c) (the “Network Sub Liquidation Proceeds”) shall be reduced by an amount equal to the amount of any and all Network Sub Debt outstanding as of the date upon which the Network Sub Liquidation Proceeds are to be distributed (the “Liquidation Reduction”), which amount shall be paid or otherwise allocated to Centene and/or Centene Sub (as applicable) in repayment of such outstanding Network Sub Debt. For the avoidance of doubt, the amount of any Network Sub Liquidation Proceeds in excess of the Liquidation Reduction shall belong to and may be retained by Network Sub. Following the dissolution of the Company and the payment of the Liquidation Reduction to Centene and/or Centene Sub (as applicable) in accordance with this Section 10.4(d), any remaining principal balance of Network Sub Debt shall be forgiven, but only to the extent of that portion of the remaining principal balance, if any, that exceeds the sum of (i) one hundred percent (100%) of all Network Sub Services Agreement Receivables that are aged thirty (30) days or less as of the date upon which the Network Sub Liquidation Proceeds are to be distributed (the “Distribution Date”); and (ii) the amount that, under the Loan Documents, would have been payable by Network Sub to Centene as excess cash flow with respect to any Network Sub Services Agreement Receivables that are aged more than thirty (30) days as of the Distribution Date, had such Network Sub Services Agreement Receivables been timely paid.

(e)        Discretion of Liquidator. Notwithstanding the provisions of Section 10.3(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 10.3(c), if upon dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Partners, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, in its absolute discretion, distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 10.3(c), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind will be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its Asset FMV.

Section 10.5        Statement of Dissolution. Upon completion of the distribution of the assets of the Company as provided in Section 10.4(c) hereof, the Company shall be terminated and the Liquidator shall cause a Statement of Dissolution to be filed in the state of Delaware in accordance with Section 15-805 of the Act and any similar filings required under the applicable Laws of jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

Section 10.6        Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any party from any loss which at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or which thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Partner’s right to indemnification pursuant to the terms and conditions of this Agreement.

ARTICLE XI
MISCELLANEOUS

Section 11.1        Notice. (a) All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by telecopy, electronic transmission or other similar means (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.1):

If to Centene:

Centene Corporation

Centene Plaza

7700 Forsyth Boulevard

St. Louis, Missouri 63105

Attention: Brent D. Layton

Executive Vice President, Chief Business Development Officer

E-Mail: blayton@centene.com

With a Copy to (which shall not constitute notice):

Greensfelder, Hemker & Gale, P.C.

10 South Broadway, Suite 2000

St. Louis, Missouri 63102

Attention: David M. Harris, Esq.

E-Mail: dmh@greensfelder.com

If to Centene Sub:

Centene Health Plan Holdings, Inc.

c/o Centene Corporation

Centene Plaza

7700 Forsyth Boulevard

St. Louis, Missouri 63105

Attention: Brent D. Layton

Executive Vice President, Chief Business Development Officer

E-Mail: blayton@centene.com

With a Copy to (which shall not constitute notice):

Greensfelder, Hemker & Gale, P.C.

10 South Broadway, Suite 2000

St. Louis, Missouri 63102

Attention: David M. Harris, Esq.

E-Mail: dmh@greensfelder.com

If to Network Sub:

Carolina Complete Health Network, Inc.
c/o North Carolina Medical Society

P.O. Box 27167

Raleigh, NC 27611

Attention: Robert W. Seligson

E-Mail: rseligson@ncmedsoc.org

Attention Stephen W. Keene

E-Mail: skeene@ncmedsoc.org

With a Copy to (which shall not constitute notice):

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

Wells Fargo Capitol Center

150 Fayetteville Street, Suite 2300

Raleigh, North Carolina 27601

Attention: Margaret N. Rosenfeld

E-Mail: mrosenfeld@smithlaw.com

If to the Company:

Carolina Complete Health Holding Company Partnership

c/o Centene Corporation

Centene Plaza

7700 Forsyth Boulevard

St. Louis, Missouri 63105

Attention: Brent D. Layton

Executive Vice President, Chief Business Development Officer

E-Mail: blayton@centene.com

With a Copy to (which shall not constitute notice):

Greensfelder, Hemker & Gale, P.C.

10 South Broadway, Suite 2000

St. Louis, Missouri 63102

Attention: David M. Harris, Esq.

E-Mail: dmh@greensfelder.com

Section 11.2        Further Assurances. Each of the Parties shall use commercially reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to carry out the purposes of this Agreement, including, without limitation, using reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of the relevant Governmental Authorities. Each of the Parties shall cooperate with the other Parties when required in order to carry out the purposes of this Agreement, and in the event that at any time hereafter, any further action is necessary or desirable to carry out the purposes of this Agreement, the Parties shall use their commercially reasonable best efforts to take all such action.

Section 11.3        Entire Agreement. This Agreement and all related Exhibits and Schedules, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including the Original Agreement.

Section 11.4        Public Announcements. Except as required by applicable Law, no Party to this Agreement shall make, or cause to be made, any press release or other public announcement of any kind in respect of this Agreement without the prior written consent of all other Parties, and to the extent any such press release or public announcement is to be made, the Parties shall cooperate as to the timing and contents of any such press release or public announcement.

Section 11.5        Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 11.6        Several Obligations. All obligations of the Parties under this Agreement shall be several and not joint and, except as otherwise set forth herein, in no event shall a Party have any liability or obligation with respect to the acts or omissions of any other Party to this Agreement.

Section 11.7        Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 11.8        Dispute Resolution.

(a)        Any Party seeking a resolution in the event of any dispute, controversy or claim arising out of or relating to this Agreement (a “Dispute”), shall provide written notice thereof to the other Parties (the “Initial Notice”), and within thirty (30) days of the delivery of the Initial Notice, the Parties shall attempt in good faith to negotiate a resolution of the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days after the delivery of the Initial Notice or if a Party reasonably concludes that another Party is not willing to negotiate as contemplated by this Section 11.8(a), the Dispute shall be submitted to mediation in accordance with Section 11.8(b).

(b)         Any Dispute not resolved pursuant to Section 11.8(a) shall, at the written request of a Party (a “Mediation Request”), be submitted to nonbinding mediation in accordance with the then current International Institute for Conflict Prevention and Resolution (“CPR”) mediation procedure, except as modified herein (the “CPR Mediation Procedure”). Any such mediation shall be held in Wilmington, Delaware or such other location as the Parties may agree. The Parties shall have twenty (20) days from receipt by a Party of a Mediation Request to agree on a mediator, which, in any event, shall be a Person experienced in the Law applicable to the insurance industry in North Carolina and may not be an employee, stockholder, partner, officer, director, agent or Affiliate of any Party or any Person with whom any one or more of the Parties has an existing business relationship. If no mediator has been agreed upon by the Parties within twenty (20) days of receipt by a Party of a Mediation Request, then a Party may request (on written notice to the other Party), that CPR, in accordance with the CPR Mediation Procedure, appoint a mediator who meets the requirements set forth in the preceding sentence. All mediation pursuant to this Section 11.8(b) shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and no oral or documentary representations made by the Parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Party in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of all other Parties, except in the course of a judicial or regulatory proceeding or as may be required by Law or requested by a Governmental Authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall, to the extent reasonably practicable, give the other Parties reasonable written notice of the intended disclosure and afford the other Parties a reasonable opportunity to protect their respective interests. If the Dispute has not been resolved within sixty (60) days of the appointment of a mediator, or within ninety (90) days after receipt by a Party of a Mediation Request (whichever occurs first), or within such longer period as the Parties may agree to in writing, then any Party may file an action with respect to the Dispute in any court having jurisdiction in accordance with Section 11.9.

(c)        Notwithstanding the foregoing provisions of this Section 11.8, (i) any Party may seek preliminary provisional or injunctive judicial relief without first complying with the procedures set forth in Section 11.8(a) and Section 11.8(b) if such action is reasonably necessary to avoid irreparable damage, and (ii) any Party my initiate litigation before the expiration of the periods specified in Section 11.8(b) if such Party has submitted a Mediation Request and the other Parties have failed, within fourteen (14) days after the appointment of a mediator, to agree upon a date for the first mediation session to take place within thirty (30) days after the appointment of such mediator or such longer period as the Parties may agree to in writing.

Section 11.9        Submission to Jurisdiction; Waiver of Jury Trial.

(a)        Each of the Parties irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any state or federal court located in Delaware with respect to any Dispute arising out of or relating to this Agreement and agrees that all claims in respect of any such Dispute may be heard and determined in such courts; (ii) consents that any such Dispute may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Dispute in such court or that such court is an inconvenient forum for the Dispute and agrees not to assert, plead or claim the same; (iii) agrees that the final judgment of such court shall be enforceable in any court having jurisdiction over the relevant party or any of its assets; and (iv) agrees that service of process in any such Dispute may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 11.1.

(b)       To the extent not prohibited by Law which cannot be waived, each of the Parties hereto hereby waives and covenants that it shall not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any forum in respect of any Dispute arising out of or based upon this Agreement or in any way connected with or related or incidental to the transactions contemplated hereby. Any Party hereto may file an original counterpart or a copy of this
Section 11.9(b) with any court as written evidence of the consent of each such Party to the waiver of its right to trial by jury. Each Party certifies and acknowledges that (i) no Representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.9(b).

Section 11.10    Specific Performance. Subject to the provisions of Section 11.8, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Section 11.11    Amendments and Waivers. Except as otherwise expressly provided herein, this Agreement may not be amended, supplemented or modified except by an instrument in writing signed by each Party. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective, unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 11.12    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 11.13    Guarantee. Centene hereby guarantees the performance of all actions, agreements and obligations to be performed by Centene Sub and any Affiliate of either Centene or Centene Sub under the terms and conditions of this Agreement. In case Centene undertakes any actions, agreements or obligations that should be performed by Centene Sub or any Affiliate of either Centene or Centene Sub under the terms and conditions of this Agreement, Centene shall be deemed to be acting on behalf of such Centene Sub or Affiliate of Centene or Centene Sub, as applicable.

Section 11.14    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 11.15    Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment or delegation in violation of this Section 11.15 shall be null and void.

Section 11.16    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute the same instrument. Exchange and delivery of this Agreement by exchange of electronic copies (with originals to follow) bearing the signature of a Party shall constitute a valid and binding execution and delivery by such Party. Such electronic copies shall constitute legally enforceable original documents.

*       *       *       *

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

COMPANY:

CAROLINA COMPLETE HEALTH HOLDING COMPANY PARTNERSHIP

By:
Name:
Title:

INITIAL PARTNERS:

CENTENE HEALTH PLAN HOLDINGS, INC.

By:
Name:
Title:

CAROLINA COMPLETE HEALTH NETWORK, INC.

By:
Name:
Title:

CENTENE CORPORATION:
(solely for purposes of Section 11.13)

By:
Name:
Title:

Signature Page to Amended and Restated Partnership Agreement of
Carolina Complete Health Holding Company Partnership